Exhibit 99.1

NSTAR

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 AND 2010, AND FOR EACH

OF THE THREE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

Report of Independent Registered Public Accounting Firm

To Shareholders and Trustees of NSTAR:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of common shareholders' equity, and of cash flows present fairly, in all material respects, the financial position of NSTAR and its subsidiaries at December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note A to the consolidated financial statements, the Company signed an Agreement and Plan of Merger on October 16, 2010 with Northeast Utilities.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 6, 2012

NSTAR

Consolidated Statements of Income

	Years ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
Operating revenues	$2,930,395	$2,916,921	$3,054,357

Operating expenses:
Purchased power and transmission	1,075,244	1,141,004	1,260,510
Cost of gas sold	221,768	233,879	297,864
Operations and maintenance	463,609	447,319	411,172
Depreciation and amortization	303,083	311,913	370,082
Energy efficiency programs	193,493	129,718	88,954
Property and other taxes	125,946	117,818	107,073

Total operating expenses	2,383,143	2,381,651	2,535,655

Operating income	547,252	535,270	518,702

Interest charges (income):
Long-term debt	119,034	124,202	132,599
Transition property securitization	7,678	11,826	19,540
Interest income and other, net	(27,599)	(30,383)	(23,503)

Total interest charges	99,113	105,645	128,636

Other (deductions) income:
Interest - tax settlement	—	(4,602)	—
Other income	2,980	5,030	6,564
Other deductions	(11,328)	(12,337)	(3,739)

Total other (deductions) income	(8,348)	(11,909)	2,825

Income from continuing operations before income taxes	439,791	417,716	392,891

Tax settlement	—	15,949	—
Income taxes	168,393	163,813	146,916

Total income taxes	168,393	179,762	146,916

Net income from continuing operations	271,398	237,954	245,975
Gain on sale of discontinued operations, net of tax	—	109,950	—
Income from discontinued operations, net of tax	—	7,005	9,233

Net income	271,398	354,909	255,208
Preferred stock dividends - noncontrolling interest	1,960	1,960	1,960

Net income attributable to common shareholders	$269,438	$352,949	$253,248

Weighted average common shares outstanding:
Basic	103,587	104,981	106,808
Diluted	103,991	105,218	106,996
Earnings per common share - Basic (Note D):
Continuing operations	$2.60	$2.25	$2.28
Discontinued operations	—	1.11	0.09

Total earnings	$2.60	$3.36	$2.37

Earnings per common share - Diluted (Note D):
Continuing operations	$2.59	$2.24	$2.28
Discontinued operations	—	1.11	0.09

Total earnings	$2.59	$3.35	$2.37

Dividends declared per common share	$1.558	$1.625	$1.525

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR

Consolidated Statements of Comprehensive Income

	Years ended December 31,
	2011	2010	2009
	(in thousands)
Net income attributable to common shareholders	$269,438	$352,949	$253,248
Other comprehensive loss from continuing operations, net:
Pension and postretirement benefit costs	(6,028)	(2,451)	(1,032)
Deferred income tax benefit	2,320	994	383

Total other comprehensive loss from continuing operations, net	(3,708)	(1,457)	(649)

Comprehensive income from continuing operations	265,730	351,492	252,599

Other comprehensive income (loss) from discontinued operations, net:
Postretirement benefit (costs)	—	43	(251)
Deferred income tax (expense) benefit	—	(18)	97

Total other comprehensive income (loss) from discontinued operations, net	—	25	(154)

Comprehensive income	$265,730	$351,517	$252,445

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR

Consolidated Statements of Common Shareholders’ Equity

(in thousands, except share information)

	Common Shares Issued and Outstanding (200,000,000 shares authorized)	Par Value Issued ($1/Share)	Premium on Common Shares	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2009	106,808,376	$106,808	$813,490	$966,636	$(14,328)	$1,872,606
Equity compensation plans	—	—	2,439	—	—	2,439
Acquisition and retirement of common shares	(3,221,649)	(3,221)	(25,355)	(94,979)	—	(123,555)
Net income attributable to common shareholders	—	—	—	352,949	—	352,949
Dividends declared to common shareholders	—	—	—	(169,619)	—	(169,619)
Postretirement plan of MATEP (discontinued operation sold in June 2010)	—	—	—	—	1,175	1,175
Other comprehensive income:
Amortization of pension & postretirement costs deferred, net of tax	—	—	—	—	(1,432)	(1,432)

Balance, December 31, 2010	103,586,727	103,587	790,574	1,054,987	(14,585)	1,934,563

Equity compensation plans	—	—	(690)	—	—	(690)
Net income attributable to common shareholders	—	—	—	269,438	—	269,438
Dividends declared to common shareholders	—	—	—	(161,420)	—	(161,420)
Other comprehensive income:
Amortization of pension & postretirement costs deferred, net of tax	—	—	—	—	(3,708)	(3,708)

Balance, December 31, 2011	103,586,727	$103,587	$789,884	$1,163,005	$(18,293)	$2,038,183

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR

Consolidated Balance Sheets

	December 31,
	2011	2010
	(in thousands)
Assets

Current assets:
Cash and cash equivalents	$11,662	$13,083
Restricted cash	—	17,007
Refundable income taxes	—	129,120
Accounts receivable, net of allowance of $32,137 and $35,765, respectively	273,395	272,673
Accrued unbilled revenues	50,801	55,366
Regulatory assets	348,386	389,549
Inventory, at average cost	67,514	51,362
Other	13,382	45,713

Total current assets	765,140	973,873

Utility plant:
Electric and gas, at original cost	6,586,013	6,274,123
Less: accumulated depreciation	1,716,756	1,625,564

Net electric and gas plant in-service	4,869,257	4,648,559
Construction work in progress	170,939	106,710

Net utility plant	5,040,196	4,755,269

Other property and investments:
Unregulated property, at original cost, net	14,931	16,168
Electric equity investments	6,576	5,619
Other investments	77,331	77,157

Total other property and investments	98,838	98,944

Deferred debits:
Regulatory assets	2,122,803	2,054,426
Other deferred debits	38,377	51,413

Total deferred debits and other assets	2,161,180	2,105,839

Total assets	$8,065,354	$7,933,925

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR

Consolidated Balance Sheets

	December 31,
	2011	2010
	(in thousands)
Liabilities and Capitalization
Current liabilities:
Long-term debt	$400,687	$687
Transition property securitization	48,680	46,955
Notes payable	311,500	387,500
Income taxes	98,975	105,403
Accounts payable	297,587	294,805
Power contract obligations	42,751	79,200
Accrued interest	24,577	24,025
Dividends payable	29,675	44,351
Accrued expenses	22,757	20,754
Other	72,624	73,761

Total current liabilities	1,349,813	1,077,441

Deferred credits and other liabilities:
Accumulated deferred income taxes	1,408,447	1,305,488
Unamortized investment tax credits	13,575	15,173
Power contract obligations	112,157	143,046
Pension and other postretirement liability	855,079	672,517
Regulatory liability - cost of removal	291,415	279,478
Other	152,774	161,936

Total deferred credits and other liabilities	2,833,447	2,577,638

Capitalization:
Long-term debt:
Long-term debt	1,757,418	2,173,423
Transition property securitization	43,493	127,860

Total long-term debt	1,800,911	2,301,283

Noncontrolling interest - preferred stock of subsidiary	43,000	43,000

Common equity:
Common shares, par value $1 per share, 200,000,000 shares authorized, 103,586,727 issued and outstanding	103,587	103,587
Premium on common shares	789,884	790,574
Retained earnings	1,163,005	1,054,987
Accumulated other comprehensive loss	(18,293)	(14,585)

Total common equity	2,038,183	1,934,563

Total capitalization	3,882,094	4,278,846

Commitments and contingencies
Total liabilities and capitalization	$8,065,354	$7,933,925

The accompanying notes are an integral part of the consolidated financial statements.

NSTAR

Consolidated Statements of Cash Flows

	Years ended December 31,
	2011	2010	2009
	(in thousands)
Operating activities:
Net income	$ 271,398	$ 354,909	$ 255,208
Less: Income from discontinued operations, net of tax	—	7,005	9,233
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of discontinued operations	—	(175,702)	—
Depreciation and amortization	303,083	311,913	370,082
Debt amortization	5,539	5,617	5,608
Deferred income taxes	81,018	66,974	59,962
Noncash stock-based compensation	9,083	8,776	8,495
Net changes in:
Accounts receivable and accrued unbilled revenues	3,843	(12,786)	56,683
Refundable income taxes	129,120	—	—
Inventory, at average cost	(16,152)	7,945	28,676
Other current assets	32,331	(6,644)	(6,009)
Accounts payable	(20,275)	51,751	(9,832)
Other current liabilities	(9,571)	17,428	(20,471)
Regulatory assets	66,291	57,426	(17,322)
Long-term power contract obligations	(72,848)	(131,958)	(123,776)
Net change from other miscellaneous operating activities	(2,801)	72,788	13,099
Cash provided by operating activities of continuing operations	780,059	621,432	611,170
Cash (used in) provided by operating activities of discontinued operations	—	(71,749)	26,576
Net cash provided by operating activities	780,059	549,683	637,746
Investing activities:
Plant expenditures (including AFUDC)	(447,144)	(360,199)	(375,164)
Proceeds from sale of properties	188	—	2,074
Decrease (increase) in restricted cash	17,007	(17,007)	—
Net change in other investment activities	1,230	(4,025)	(2,595)
Cash used in investing activities of continuing operations	(428,719)	(381,231)	(375,685)
Cash provided by (used in) investing activities of discontinued operations	—	337,707	(3,971)
Net cash used in investing activities	(428,719)	(43,524)	(379,656)
Financing activities:
Long-term debt issuances, net	—	420,194	451,637
Debt issuance costs	—	(3,728)	(3,429)
Transition property securitization redemptions	(82,642)	(94,943)	(154,031)
Long-term debt redemptions	(16,650)	(626,650)	(1,629)
Net change in notes payable	(76,000)	46,500	(241,883)
Acquisition of common shares under accelerated repurchase program	—	(123,555)	—
Common share dividends paid	(176,097)	(168,316)	(160,213)
Preferred stock dividends of subsidiary to the noncontrolling interest	(1,960)	(1,960)	(1,960)
Change in disbursement accounts	7,118	3,895	1,475
Cash received for exercise of equity compensation	3,132	17,001	5,065

NSTAR

Consolidated Statements of Cash Flows

(continued)

	Years ended December 31,
	2011	2010	2009
	(in thousands)
Cash used to settle equity compensation	(11,465)	(22,932)	(13,616)
Windfall tax effect of settlement of equity compensation	1,803	2,146	464
Cash used in financing activities of continuing operations	(352,761)	(552,348)	(118,120)
Cash used in financing activities of discontinued operations	—	(86,776)	(4,756)
Net cash used in financing activities	(352,761)	(639,124)	(122,876)

Net (decrease) increase in cash and cash equivalents	(1,421)	(132,965)	135,214
Adjustment for discontinued operations, net of dividends	—	2,599	(4,149)
Cash and cash equivalents at the beginning of the year	13,083	143,449	12,384
Cash and cash equivalents at the end of the year	$ 11,662	$ 13,083	$ 143,449
Supplemental disclosures of cash flow information:
Continuing operations - Cash (received) paid during the year for:
Interest, net of amounts capitalized	$ 125,848	$ 149,129	$ 141,586
Income taxes	$ (37,874)	$ 102,019	$ 91,281

Continuing operations - Non-cash investing activity:
Plant additions included in accounts payable	$ 36,219	$ 20,280	$ 26,841

Discontinued operations - Cash paid during the year for:
Interest, net of amounts capitalized	$ —	$ 1,525	$ 6,369
Income taxes	$ —	$ 56,717	$ —

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

Note A. Business Organization and Summary of Significant Accounting Policies

1. About NSTAR

NSTAR (or the Company) is a holding company engaged through its subsidiaries in the energy delivery business serving approximately 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and approximately 300,000 natural gas distribution customers in 51 communities. NSTAR’s retail electric and natural gas transmission and distribution utility subsidiaries are NSTAR Electric and NSTAR Gas, respectively. Harbor Electric Energy Company, a wholly-owned subsidiary of NSTAR Electric, provides distribution service and ongoing support to its only customer, the Massachusetts Water Resources Authority. On June 1, 2010, NSTAR completed the sale of its stock ownership interest in its district energy operations business, Medical Area Total Energy Plant, Inc. (MATEP). NSTAR also has unregulated subsidiaries in telecommunications (NSTAR Com) and liquefied natural gas (Hopkinton). For segment reporting purposes, NSTAR has aggregated the results of operations and assets of NSTAR Com with the electric utility operations, and Hopkinton with gas utility operations.

NSTAR consolidates two wholly-owned special purpose subsidiaries, BEC Funding II, LLC and CEC Funding, LLC. These entities were created to complete the sale of electric rate reduction certificates to a special purpose trust created by two Massachusetts state agencies. These financing transactions securitized the costs incurred related to the divestiture of generation assets and long-term power contracts. The activities of a third special purpose subsidiary, BEC Funding LLC, were substantially completed as of March 31, 2010 and the Company was dissolved on April 14, 2010.

2. Pending Merger with Northeast Utilities

On October 16, 2010, upon unanimous approval from their respective Boards of Trustees, NSTAR and Northeast Utilities (NU) entered into an Agreement and Plan of Merger (the Merger Agreement). The transaction will be a merger of equals in a stock-for-stock transfer. Upon the terms and subject to the conditions set forth in the Merger Agreement, at closing, NSTAR will become a wholly-owned subsidiary of NU. On March 4, 2011, shareholders of each company approved the merger and adopted the Merger Agreement. Under the terms of the Merger Agreement, NSTAR shareholders will receive 1.312 NU common shares for each NSTAR common share that they own. Following completion of the merger, it is anticipated that NU shareholders will own approximately 56 percent of the post-merger company and former NSTAR shareholders will own approximately 44 percent of the post-merger company.

The post-merger company will provide electric and gas energy delivery services through six regulated electric and gas utilities in Connecticut, Massachusetts and New Hampshire serving nearly 3.5 million electric and gas customers. Completion of the merger is subject to various customary conditions, including receipt of required regulatory approvals. Acting pursuant to the terms of the Merger Agreement, on October 14, 2011, NU and NSTAR formally extended the date by which either party has the right to terminate the Merger Agreement should all required closing conditions not be satisfied, including receipt of all required regulatory approvals, from October 16, 2011 to April 16, 2012.

Regulatory Approvals on Pending Merger with Northeast Utilities

Federal

On January 4, 2011, NSTAR and NU received approval from the Federal Communications Commission. On February 10, 2011, the applicable Hart-Scott-Rodino waiting period expired. On July 6, 2011, NSTAR and NU received approval from the Federal Energy Regulatory Commission (FERC). Consent of the Nuclear Regulatory Commission (NRC) was received on December 20, 2011.

Massachusetts

On November 24, 2010, NSTAR and NU filed a joint petition requesting the DPU’s approval of their proposed merger. On March 10, 2011, the DPU issued an order that modified the standard of review to be applied in the review of mergers involving Massachusetts utilities from a “no net harm” standard to a “net benefits” standard, meaning that the companies must demonstrate that the pending merger provides benefits that outweigh the costs.

Applicable state law provides that mergers of Massachusetts utilities and their respective holding companies must be “consistent with the public interest.” The order states that the DPU has flexibility in applying the factors applicable to the standard of review. NSTAR and NU filed supplemental testimony with the DPU on April 8, 2011 indicating the merger could provide post-merger net savings of approximately $784 million in the first ten years following the closing of the merger and provide environmental benefits with respect to Massachusetts emissions reductions, global warming policies, and furthering the goals of Massachusetts’ Green Communities Act.

The DPU held public evidentiary hearings during July 2011. Upon conclusion of the public evidentiary hearings on July 28, 2011, the DPU issued a briefing schedule that arranged for a series of intervenor and NSTAR and NU briefs and reply briefs culminating in the delivery of the final NSTAR and NU reply briefs on September 19, 2011. Subsequently, NSTAR and NU agreed to different intervenor motions to extend the briefing schedule, and the DPU consented to these motions. The final NSTAR and NU reply briefs were filed on October 31, 2011.

On July 15, 2011, the Massachusetts Department of Energy Resources (DOER) filed a motion for an indefinite stay in the proceedings. On July 21, 2011, NSTAR and NU filed a response objecting to this motion. The DPU originally scheduled Oral Arguments for November 17, 2011 regarding the DOER’s Motion to Stay the proceeding, which were postponed during the fourth quarter of 2011 while NSTAR, NU and other parties made attempts to narrow and discuss the issues presented by the DOER’s Motion to Stay. On January 6, 2012, the Oral Arguments were conducted regarding the DOER’s Motion to Stay. At the Oral Argument, DOER withdrew its request for a fully adjudicated rate case, which would have required an extended stay of the proceeding. NSTAR and NU await approval of the merger from the DPU.

Connecticut

On June 1, 2011, the Connecticut Public Utilities Regulatory Authority (PURA), formerly the Connecticut Department of Public Utility Control (DPUC), issued a declaratory ruling stating that it lacked jurisdiction to review the NSTAR merger with NU. On June 30, 2011, the Connecticut Office of Consumer Counsel filed a Petition for Administrative Appeal in Connecticut Superior Court requesting that the Superior Court remand the decision back to the PURA with instructions to reopen the docket and review the merger transaction.

On January 4, 2012, the PURA issued a draft decision in Docket No. 10-12-05RE01 that revised its earlier declaratory ruling of June 1, 2011, which had concluded it did not have jurisdiction to review the pending merger between NU and NSTAR. Following oral arguments on January 12, 2012, the PURA issued its final decision on January 18, 2012 that concluded that NU and NSTAR must seek approval to merge from the PURA pursuant to Connecticut state law. On January 19, 2012, NU and NSTAR filed their merger review application with the PURA. On January 20, 2012, the PURA issued a procedural schedule that includes a draft decision on March 26, 2012 and a final decision on April 2, 2012.

New Hampshire

On April 5, 2011, the New Hampshire Public Utilities Commission (NHPUC) issued an order finding that it does not have statutory authority to approve or reject the merger.

Maine

On May 11, 2011, the Maine Public Utilities Commission issued an order approving the merger contingent upon approval by the FERC. The FERC approval was received on July 6, 2011.

3. Basis of Consolidation and Accounting

The accompanying Consolidated Financial Statements reflect the results of operations, comprehensive income, common shareholders’ equity, financial position and cash flows of NSTAR and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. Certain reclassifications have been made to the accompanying prior year’s consolidated financial statements to conform to the current year’s presentation.

NSTAR’s utility subsidiaries follow accounting policies prescribed by the FERC and the DPU. In addition, NSTAR and its subsidiaries are subject to the accounting and reporting requirements of the SEC. The accompanying Consolidated Financial Statements are prepared in conformity with GAAP. NSTAR’s utility subsidiaries are subject to the application of Accounting Standards Codification (ASC) 980, Regulated Operations, that considers the effects of regulation resulting from differences in the timing of their recognition of certain revenues and expenses from those of other businesses and industries. The energy delivery business is subject to rate-regulation that is based on cost recovery and meets the criteria for application of ASC 980. Refer to Note F, “Regulatory Assets,” for more information.

4. Use of Estimates

The preparation of financial statements in conformity with GAAP requires management of NSTAR and its subsidiaries to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

5. Revenues

Electric and gas revenues are based on authorized rates approved by the DPU and the FERC. Estimates of distribution and transition revenues for electricity and natural gas delivered to customers but not yet billed are accrued at the end of each accounting period.

Revenues for NSTAR’s unregulated subsidiaries are recognized when services are rendered. NSTAR records sales taxes collected from its customers on a net basis (excluded from operating revenues).

6. Utility Plant

Utility plant is stated at original cost. The cost of replacements of property units is capitalized. Maintenance and repairs are expensed as incurred. The original cost of property retired, net of salvage value, is charged to accumulated depreciation. The incurred related cost of removal is charged against the “Deferred credits and other liabilities: Regulatory liability - cost of removal” in the accompanying Consolidated Balance Sheets. The following is a summary of utility property and equipment, at cost, at December 31:

(in thousands)	2011	2010
Electric -
Distribution	$4,126,728	$3,964,499
Transmission	1,386,906	1,293,294
General	207,280	210,831

Electric utility plant	5,720,914	5,468,624

Gas -
Distribution and Transmission	764,597	706,242
General	100,502	99,257

Gas utility plant	865,099	805,499

Total utility plant	$6,586,013	$6,274,123

7. Unregulated Property

Unregulated property is stated at cost or its net realizable value. Depreciation and amortization of telecommunications equipment is computed on a straight-line basis over the estimated life of the asset, typically 30 years. The following is a summary of unregulated property, plant and equipment, at cost less accumulated depreciation, at December 31:

(in thousands)	2011	2010
Telecommunications equipment	$39,480	$39,487
Land	4,783	4,783
Buildings and improvements	3,464	3,464
Less: accumulated depreciation	(32,796)	(31,566)

Total unregulated property, net	$14,931	$16,168

8. Depreciation and Amortization

Depreciation of utility plant is computed on a straight-line basis using composite rates based on the estimated useful lives of the various classes of property. The composite rates are subject to the approval of the DPU and the FERC. The rates include a cost of removal component, which is collected from customers during the service life of the property. The overall rates and depreciation and amortization expense of utility plant were as follows:

	Years ended December 31,
(dollars in millions)	2011	2010	2009
Overall average depreciation rate for utility plant	3.0%	3.0%	3.1%
Depreciation and amortization expense of utility plant	$189.9	$184.1	$176.7
Depreciation and amortization expense on telecommunications equipment	$1.2	$2.5	$2.5

9. Allowance for Borrowed Funds Used During Construction (AFUDC)

AFUDC represents the estimated costs to finance utility plant construction. In accordance with regulatory accounting, AFUDC is included as a cost of utility plant and a reduction of current interest charges. Although AFUDC is not a current source of cash income, the costs are recovered from customers over the service life of the related plant in the form of increased revenue collected as a result of higher depreciation expense. Changes in AFUDC rates are directly related to changes in short-term borrowing rates.

	Years ended December 31,
	2011	2010	2009
Average AFUDC rate	0.29%	0.41%	0.50%

10. Cash, Cash Equivalents, and Restricted Cash

Cash and cash equivalents at December 31, 2011 and 2010 are comprised of liquid securities with maturities of 90 days or less when purchased.

In accordance with the financial assurance policy of ISO-New England Inc. (ISO-NE), NSTAR Electric had $17 million on deposit in an escrow account at December 31, 2010. This policy was modified during 2011 resulting in the refund of this deposit to NSTAR Electric. Accordingly, this deposit is presented as a “Current assets: Restricted cash” in the accompanying Consolidated Balance Sheets at December 31, 2010.

NSTAR’s banking arrangements provide for daily cash transfers to its disbursement accounts as vendor checks are presented for payment. These banking arrangements do not permit the right of offset amongst subsidiaries’ cash accounts. As a result, credit balances of certain subsidiary disbursement accounts in the amounts of $32.2 million and $25.1 million, respectively, at December 31, 2011 and 2010 are included in “Current liabilities: Accounts payable” on the accompanying Consolidated Balance Sheets. Changes in the balances of the disbursement accounts are reflected in financing activities in the accompanying Consolidated Statements of Cash Flows.

11. Use of Fair Value

NSTAR uses a fair value hierarchy that gives the highest priority to quoted prices in active markets, and is applicable to fair value measurements of derivative contracts and other instruments that are subject to mark-to-market accounting. Refer to Note M, “Fair Value Measurements,” for more information.

The fair value of financial instruments is estimated based on market trading information, where available. Absent published market values for an instrument or other assets, management uses observable market data to arrive at its estimates of fair value. For its long-term debt, management estimates are based in part on quotations from broker/dealers or interest rate information for similar instruments. The carrying amount of cash and temporary investments, accounts receivable, accounts payable, short-term borrowings and other current liabilities approximates fair value because of the short maturity and/or frequent repricing of those instruments.

In addition, the Company applies fair value recognition provisions to estimate the fair value of its stock-based compensation.

12. Income Taxes

Income tax expense includes the current tax obligation or benefit and the change in net deferred income tax liability for the period. Deferred income taxes result from temporary differences between financial and tax basis of certain assets and liabilities. Income tax benefits associated with uncertain tax positions are recognized when the company determines that it is more-likely-than-not that the tax position will be ultimately sustained. Refer to Note H, “Income Taxes,” for more information.

13. Equity Method of Accounting

NSTAR uses the equity method of accounting for investments in corporate joint ventures in which it does not have a controlling interest. Under this method, it records as income or loss the proportionate share of the net earnings or losses of the joint ventures with a corresponding increase or decrease in the carrying value of the investment. The investment is reduced as cash dividends are received. NSTAR participates in several corporate joint ventures in which it has investments, principally its 14.5% equity investment in two companies, New England Hydro-Transmission Electric Company, Inc. (NEH) and New England Hydro-Transmission Corporation (NHH) that own and operate transmission facilities and its 25% equity investments in Northern Pass Transmission LLC (NPT), a joint venture with NU to build, own and operate a transmission facility to import electricity from the Hydro-Quebec system in Canada. NSTAR also retains equity investments ranging from 4% to 14% in three regional nuclear facilities (CY, MY, and YA), all of which have been decommissioned in accordance with the federal NRC procedures.

14. Interest Income and Other, Net

Major components of interest income and other, net were as follows:

	Years ended December 31,
(in thousands)	2011	2010	2009
Regulatory deferrals carrying charges	$29,462	$27,056	$21,708
Income tax related interest (expense) income	(2,245)	7,639	6,825
Other interest income (expense)	483	(3,850)	(4,165)
Short-term debt	(435)	(884)	(1,373)
AFUDC	334	422	508

Total interest income and other, net	$27,599	$30,383	$23,503

Other interest income (expense) includes interest expense on life insurance policies, loan facility charges, and interest on customer deposits, partially offset by interest income on legal matters.

15. Other Income (Deductions)

Major components of other income were as follows:

	Years ended December 31,
(in thousands)	2011	2010	2009
Earnings, dividends, and other income related to equity investments	$763	$892	$891
Interest and rental income	1,089	1,263	2,658
Income from life insurance policies	949	2,528	2,786
Miscellaneous other income, net	179	347	229

Total other income	$2,980	$5,030	$6,564

Major components of other deductions were as follows:

	Years ended December 31,
(in thousands)	2011	2010	2009
Merger-related expenses	$(9,372)	$(6,416)	$—
NSTAR Foundation funding contributions	—	(2,606)	(1,736)
Other charitable contributions	(957)	(1,229)	(992)
Miscellaneous other deductions	(999)	(2,086)	(1,011)

Total other deductions	$(11,328)	$(12,337)	$(3,739)

16. Purchase and Sales Transactions with ISO-NE

NSTAR Electric has several remaining long-term power contracts that it sells through ISO-NE at daily market prices, which are not used to satisfy NSTAR Electric’s Basic Service energy requirements. NSTAR Electric is required by the DPU to credit all proceeds from these energy sales back to its customers. NSTAR Electric may not execute new long-term energy supply agreements without approval of the DPU. NSTAR records the proceeds from the sales of these contracts as a reduction to “Purchased power and transmission” on the accompanying Consolidated Statements of Income.

	Years ended December 31,
(in millions)	2011	2010	2009
Proceeds from sales of long-term power contracts	$148.4	$162.0	$147.1

17. Variable Interest Entities

Amended consolidation guidance applicable to variable interest entities became effective for NSTAR on January 1, 2010. This amended guidance did not have an impact on the accompanying Consolidated Financial Statements.

NSTAR Electric has certain long-term purchase power agreements with energy facilities where it purchases substantially all of the output from a specified facility for a specified period. NSTAR has evaluated these arrangements under the variable interest accounting guidance and has determined that these agreements represent variable interests. NSTAR Electric is not considered the primary beneficiary of these entities and does not consolidate the entities because it does not control the activities most relevant to the operating results of these entities and does not hold any equity interests in the entities. NSTAR Electric’s exposure to risks and financial support commitments with respect to these entities is limited to the purchase of the power generated at the prices defined under the contractual agreements. NSTAR Electric’s involvement with these variable interest entities has no material impact on NSTAR’s financial position, financial performance, or cash flows.

18. Subsequent Events

Management has reviewed subsequent events through the date of this filing and concluded that no material subsequent events have occurred that are not accounted for in the accompanying Consolidated Financial Statements or disclosed in the accompanying Notes to Consolidated Financial Statements.

Note B. Sale of MATEP

On June 1, 2010, NSTAR completed the sale of its stock ownership interest in its district energy operations business, MATEP, for $343 million in cash, to a joint venture comprised of Veolia Energy North America, a Boston-based subsidiary of Veolia Environnement and Morgan Stanley Infrastructure Partners.

The sale resulted in a non-recurring, after-tax gain of $109.9 million, including transaction costs, or $1.04 per share, for 2010. A portion of the sale proceeds was utilized to retire the $85.5 million of MATEP’s long-term Notes, together with a retirement premium of $18 million.

The operating results of MATEP through May 31, 2010 summarized below, have been separately classified and reported as discontinued operations on the accompanying Consolidated Statements of Income.

(in thousands)	Years ended December 31,
	2011	2010	2009
Operating revenues	$—	$52,232	$116,887
Operating expenses	—	38,977	94,452
Interest charges	—	2,754	6,892
Other income (expense)	—	276	(845)
Income tax expense	—	3,772	5,465

Income from discontinued operations	—	7,005	9,233
Gain on sale of discontinued operations	—	175,702	—
Income tax expense on gain on sale	—	(65,752)	—

Net income from discontinued operations	$—	$116,955	$9,233

Effective December 21, 2009, with the execution of a purchase and sale agreement, NSTAR ceased recording depreciation and amortization expense on MATEP in accordance with MATEP’s classification as a discontinued operation. Had NSTAR continued to record depreciation and amortization expense through May 2010 and in 2009, additional charges of $3.5 million and $0.5 million would have been recognized, respectively.

Note C. Share Repurchase Program

In connection with the sale of MATEP, NSTAR’s Board of Trustees approved a share repurchase program of up to $200 million of NSTAR Common Shares.

On June 3, 2010, NSTAR entered into a $125 million Accelerated Share Repurchase (ASR) program with an investment bank, which delivered to NSTAR 3,221,649 Common Shares under the ASR.

In the fourth quarter of 2010, upon settlement of the ASR, NSTAR recorded a final adjustment to common equity for the termination of the ASR reflecting the receipt of approximately $2.3 million in cash from the investment bank. No additional shares were delivered to NSTAR at the conclusion of the ASR. The excess of amounts paid over par value for the 3,221,649 Common Shares delivered was allocated between “Retained earnings” and “Premium on common shares” in the Consolidated Statements of Common Shareholders’ Equity.

In conjunction with the announcement of the proposed NSTAR and NU merger, NSTAR elected to cease the remaining $75 million of purchases of Common Shares that had been planned under the $200 million share repurchase program.

Note D. Earnings Per Common Share

Basic EPS is calculated by dividing net income attributable to common shareholders, which includes a deduction for preferred dividends of a subsidiary, by the weighted average common shares outstanding during the respective period. Diluted EPS is similar to the computation of basic EPS except that the weighted average common shares are increased to include the impact of potential (nonvested) shares and stock options granted (stock-based compensation), in accordance with NSTAR’s Long Term Incentive Plan.

The following table summarizes the reconciling amounts between basic and diluted EPS:

(in thousands, except per share amounts)	2011	2010	2009
Net income attributable to common shareholders	$269,438	$352,949	$253,248
Earnings per common share - Basic:
Continuing operations	$2.60	$2.25	$2.28
Discontinued operations	—	1.11	0.09

Total earnings per share	$2.60	$3.36	$2.37

Earnings per common share - Diluted:
Continuing operations	$2.59	$2.24	$2.28
Discontinued operations	—	1.11	0.09

Total earnings per share	$2.59	$3.35	$2.37

Weighted average common shares outstanding for basic EPS	103,587	104,981	106,808
Effect of dilutive shares:
Weighted average dilutive potential common shares	404	237	188

Weighted average common shares outstanding for diluted EPS	103,991	105,218	106,996

The following table summarizes potential common shares that are excluded from the calculation of diluted EPS as their effect would be anti-dilutive:

(in thousands)	2011	2010	2009
Deferred shares	—	—	199
Stock options	—	262	1,013
Performance shares	53	62	—

Note E. Asset Retirement Obligations and Cost of Removal

The fair value of a liability for an asset retirement obligation (ARO) is recorded in the period in which it is incurred. When the liability is initially recorded, NSTAR capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

The recognition of an ARO within NSTAR’s regulated utility businesses has no impact on its earnings. For its rate-regulated utilities, NSTAR establishes a regulatory asset to recognize future recoveries through depreciation rates for the recorded ARO. NSTAR has certain plant assets in which this condition exists and is related to both plant assets containing hazardous materials and legal requirements to undertake remediation efforts upon retirement.

A recorded asset retirement cost liability approximates the current cost for NSTAR to liquidate its legal or contractual obligations to perform actions at some point after the retirement of an asset. The following amounts were included in “Deferred credits and other liabilities: Other” on the accompanying Consolidated Balance Sheets:

	December 31,
(in millions)	2011	2010
Asset retirement obligation	$35	$34

For NSTAR’s regulated utility businesses, the ultimate cost to remove utility plant from service (cost of removal) is recognized as a component of depreciation expense in accordance with approved regulatory treatment. The following amounts were based on the estimated cost of removal component in current depreciation rates and represent the cumulative amounts collected from customers for cost of removal, but not yet expended:

	December 31,
(in millions)	2011	2010
Regulatory liability - cost of removal	$291	$279

Note F. Regulatory Assets

Under the traditional revenue requirements model, electric and gas rates are based on the cost of providing energy delivery service. Accounting rules require companies to defer the recognition of certain costs when incurred if future rate recovery of those costs is probable. This is applicable to NSTAR’s electric and gas distribution and transmission operations.

Regulatory assets represent costs incurred that are probable of recovery from customers through future rates in accordance with agreements with regulators. These costs are expensed when the corresponding revenues are received in order to appropriately match revenues and expenses.

Regulatory assets consisted of the following:

	December 31,
(in thousands)	2011	2010
Retiree benefit costs	$1,180,697	$963,172
Goodwill	557,741	577,901
Securitized and other energy-related costs	368,520	496,416
Energy contracts (including Yankee units)	154,908	222,245
Income taxes, net	47,856	25,250
Redemption premiums	18,171	20,748
Purchased energy costs	1,964	(5,249)
Other	141,332	143,492

Total current and long-term regulatory assets	$2,471,189	$2,443,975

Amortization expense recorded to “Depreciation and amortization” on the accompanying Consolidated Statements of Income on certain regulatory assets for 2011, 2010, and 2009, was $112.0 million, $125.3 million, and $190.9 million, respectively. The amortization of other regulatory assets is recorded to “Purchased power and transmission” on the accompanying Consolidated Statements of Income.

Retiree benefit costs

Retiree benefit-related regulatory assets at December 31, 2011 and 2010 are $1,180.7 million and $963.2 million, respectively. (Refer to Note I, “Pension and Other Postretirement Benefits,” for further details.) NSTAR recovers its qualified pension and PBOP expenses through a reconciling rate mechanism (PAM). NSTAR recognizes a regulatory asset as an offset for the liability that is recognized for the funded status of the Pension and PBOP plans, because NSTAR will eventually recover these amounts in rates when they are recognized in expense. At December 31, 2011, this asset was $353 million for the Pension Plan and $322.8 million for the PBOP Plan. At December 31, 2010, these amounts were $247.4 million and $253.1 million, respectively. NSTAR does not earn a carrying charge on these amounts.

NSTAR does earn a carrying charge in accordance with PAM on the excess cumulative contributions it has made over what it has cumulatively recognized as expense. At December 31, 2011 and 2010, these balances were $447 million and $395 million of the retiree benefit regulatory asset, respectively.

The remainder of regulatory assets in this category consist of deferred costs of $57.9 million and $67.7 million at December 31, 2011 and 2010, respectively. These earn a carrying charge based on short-term interest rates.

In March 2010, the President signed the PPACA and the HCERA into law. These laws changed the tax treatment for retiree prescription drug expenses by eliminating the tax deduction available to the extent that those expenses are reimbursed under Medicare Part D, beginning in 2013. Because the tax benefits associated with these future deductions were reflected as deferred income tax assets in the consolidated financial statements, the elimination of the tax deductions resulted in a reduction in deferred tax assets of $17.4 million. As a result of its rate recovery mechanism, NSTAR established a regulatory asset for this amount to reflect the anticipated future collection from customers due to the law change. NSTAR also established an additional regulatory asset of $11.2 million and a related increase in deferred tax liabilities to reflect a tax gross-up for revenue requirement purposes. The tax law change had no material impact to NSTAR’s reported earnings. As of December 31, 2011 and 2010, the remaining regulatory asset related to this matter was $19 million and $28 million, respectively, which are included in the balances above.

Goodwill

The Company’s goodwill originated from the merger that created NSTAR in 1999. As a result of a rate order from the DPU approving the merger, the Company is recovering goodwill from its customers and, therefore, NSTAR has determined that this rate structure allows for amortization of goodwill over the collection period. Goodwill along with related deferred income taxes is being amortized over 40 years, through 2039, without a carrying charge.

Securitized and other energy-related costs

A portion of these energy-related regulatory assets constitute Transition Property collateralizing the Securitization Certificates issued by NSTAR Electric’s subsidiaries, BEC Funding LLC, BEC Funding II, LLC and CEC Funding, LLC. The collateralized amounts at December 31, 2011 and 2010 were $98.4 million and $182.7 million, respectively. The certificates are non-recourse to NSTAR Electric. The activities of BEC Funding LLC were substantially completed as of March 31, 2010 and the Company was dissolved on April 14, 2010.

Also included are other costs related to purchase power contract divestitures and certain costs related to NSTAR Electric’s former generation business that are recovered with a return through the transition charge and amounted to $259.8 million and $296.5 million at December 31, 2011 and 2010, respectively. These cost recoveries primarily occur through September 2016 for NSTAR Electric and are subject to adjustment by the DPU.

The remaining energy-related regulatory assets consist of other transition costs and other recoverable charges of $10.3 million and $17.2 million at December 31, 2011 and 2010, respectively.

Energy contracts

At December 31, 2011 and 2010, respectively, $109.6 million and $174.2 million represent the contract termination liability related to certain purchase power contract buy-out agreements that NSTAR Electric executed in 2004 and their future recovery through NSTAR Electric’s transition charge. Since no cash outlay was incurred by NSTAR, NSTAR recognized this regulatory asset as a result of recording the contract termination liability. NSTAR does not earn a return on this regulatory asset. The contracts’ termination payments will occur over time and will be collected from customers through NSTAR’s transition charge over the same time period. The cost recovery period of these terminated contracts is through September 2016.

The unamortized balance of the costs to decommission the CY, YA, and MY nuclear power plants was $30.8 million and $39.2 million at December 31, 2011 and 2010, respectively. All three nuclear units were notified by the NRC that their respective former plant sites were decommissioned in accordance with NRC procedures and regulations. NSTAR’s liability for CY decommissioning and its recovery ends at the earliest in 2015, for YA in 2014, and for MY in 2013. However, should the actual costs exceed current estimates, NSTAR could have an obligation beyond these periods that would be fully recoverable. These costs are recovered through NSTAR Electric’s transition charge. NSTAR does not earn a return on decommissioning costs, but a return is included in rates charged to NSTAR by these plants. Refer to Note P, “Commitments and Contingencies,” for further discussion.

At December 31, 2011 and 2010, $11.2 million and $6.4 million, respectively, represent the recognition of the future recoverability of a net derivative liability recorded related to contracts structured to hedge a portion of NSTAR Gas’ future supply purchases. NSTAR Gas does not earn a return on these balances. Settled amounts would be refunded or collected from customers no later than 18 months from the settlement date. The remaining balances at December 31, 2011 and 2010 of $3.4 million and $2.4 million, respectively, represent an asset recorded to offset a derivative liability recorded for the fair value of a long-term renewable energy contract. Refer to Note G, “Derivative Instruments,” for further details.

Income taxes, net

The principal holder of this regulatory asset is NSTAR Electric. This regulatory asset balance reflects deferred tax reserve deficiencies that are currently being recovered from customers and excludes a return component. Partially offsetting these amounts is a regulatory liability associated with unamortized investment tax credits relating to NSTAR Electric and NSTAR Gas. The increase from 2010 to 2011 is due primarily to adjusting deferred taxes for amounts previously flowed-through to customers for regulatory purposes.

Redemption premiums

These amounts reflect the unamortized balance of redemption premiums on NSTAR Electric Debentures that are amortized and recovered over the life of the respective debentures pursuant to DPU approval. The decrease reflects the amortization of these redemption premiums. There is no return recognized on this balance.

Purchased energy costs

The purchased energy costs at December 31, 2011 and 2010 relate to deferred electric Basic Service and gas supply costs. Basic Service is the electricity that is supplied by NSTAR Electric when a customer has chosen not to receive service from a competitive supplier. The market price for Basic Service and gas supply costs may fluctuate based on the average market price for energy. Amounts incurred for Basic Service and cost of gas supply are recovered on a fully reconciling basis without a return. The over-collected position of purchased energy costs is presented as a reduction of regulatory assets rather than as a regulatory liability. This is because the amount of the over-collected Basic Service and CGAC positions is exceeded by regulatory assets that will be collected from the same classes of retail electric and gas customers that these over-collected Basic Service and CGAC positions will be returned to.

Other

Amounts included consist of deferred transmission costs, DPU-approved safety and reliability program costs, other DPU costs, and asset retirement obligation costs. Deferred transmission costs represent the difference between the level of billed transmission revenues and the current period costs incurred to provide transmission-related services that will be recovered over a subsequent twelve-month period with carrying charges. The costs associated with safety and reliability programs are pending a decision by the DPU. (See DPU Safety and Reliability Programs (CPSL) in Note P, Commitments and Contingencies). The costs associated with clean up of former gas manufacturing sites are recovered over a seven-year period without a return.

Note G. Derivative Instruments

Energy Contracts

NSTAR Electric has determined that it is not required to account for the majority of its electricity supply contracts as derivatives because they qualify for, and NSTAR Electric has elected, the normal purchases and sales exception. As a result, these agreements are not reflected on the accompanying Consolidated Balance Sheets. NSTAR Electric has a long-term renewable energy contract that does not qualify for the normal purchases and sales exception and is valued at an estimated $3.4 million and $2.4 million liability as of December 31, 2011 and 2010, respectively. NSTAR Electric has measured the difference between the cost of this contract and projected market energy costs over the life of the contract, and recorded a long-term derivative liability and a corresponding long-term regulatory asset for the value of this contract. Changes in the value of the contract have no impact on earnings.

NSTAR Gas has only one significant natural gas supply contract. This contract is an all-requirements portfolio asset management contract that expires in October 2012. The following costs were incurred and recorded to “Cost of gas sold” on the accompanying Consolidated Statements of Income:

	Years ended December 31,
(in millions)	2011	2010	2009
Natural gas supply costs incurred on NSTAR Gas’ all-requirements contract	$127	$139	$177

Refer to the accompanying Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” for a further discussion.

Natural Gas Hedging Agreements

In accordance with a DPU order, NSTAR Gas purchases financial contracts based upon NYMEX natural gas futures in order to reduce cash flow variability associated with the purchase price for approximately one-third of its natural gas purchases. This practice attempts to minimize the impact of fluctuations in prices to NSTAR’s firm gas customers. These financial contracts do not procure natural gas supply, and qualify as derivative financial instruments. The fair value of these instruments is recognized on the accompanying Consolidated Balance Sheets as an asset or liability representing amounts due from or payable to the counter parties of NSTAR Gas, as if such contracts were settled as of the balance sheet date. All actual costs incurred or benefits realized when these contracts are settled are included in the CGAC of NSTAR Gas. NSTAR Gas records a regulatory asset or liability for the market price changes, in lieu of recording an adjustment to Other Comprehensive Income. These derivative contracts extend through April 2013. As of December 31, 2011, these natural gas hedging agreements, representing fourteen individual contracts, hedged 11,450 BBtu. The settlement of these contracts may have a short-term cash flow impact. Over the long-term, any such effects are mitigated by a regulatory recovery mechanism for those costs.

Potential counterparty credit risk is minimized by collateral requirements as specified in credit support agreements to the contracts that are based on the credit rating of the counterparty and the fair value exposure under each contract’s term. In the event of a downgrade in the credit rating of either party, these agreements may require that party to immediately collateralize, by either cash payment, letter of credit, or other qualifying security instrument, any exposure that exists for obligations in excess of specified threshold amounts.

NSTAR Gas is also subject to this credit risk-related contingent feature. Based on market conditions at the time of a downgrade, NSTAR Gas could be required to post collateral in an amount that could be equal to or less than the fair value of the liability at the time of the downgrade. As of December 31, 2011, NSTAR Gas has an A+ Standard & Poors Issuer credit rating. Collateral obligations are required in the event of a downgrade below an A rating by Standard & Poors and/or if the fair value of the contract exceeds established credit thresholds. Based on NSTAR Gas’ liability position with its gas hedge contract counterparties as of December 31, 2011, should NSTAR Gas’ credit rating be downgraded the collateral obligations described below would result:

Credit Ratings Downgraded to:	Level Below “A” Rating	Incremental Obligations	Cumulative Obligations
(in thousands)
A-/A3	1	$—	$—
BBB+/Baa1	2	—	—
BBB/Baa2	3	3,432	3,432
BBB-/Baa3, or below investment grade	4	7,749	11,181

In addition, these agreements contain cross-default provisions that would allow NSTAR Gas and its counterparties to terminate and liquidate a gas hedge contract if either party is in default on other swap agreements with that same counterparty, or another unrelated agreement with that same counterparty in excess of stipulated threshold amounts.

Derivative Instruments and Hedging Activities

The following disclosures summarize the fair value of NSTAR Gas’ hedging agreements and NSTAR Electric’s renewable energy contracts deemed to be derivatives, the balance sheet positions of these agreements and the related settlements of hedging agreements:

	December 31,
(in thousands)	2011	2010
Gas Hedging Agreements asset (liability) positions
Consolidated Balance Sheet Account:
Deferred debits - Other deferred debits	$—	$179
Current liabilities - Power contract obligations	(11,034)	(6,646)
Deferred credits and other liabilities - Power contract obligations	(147)	—

Total net liability for hedging derivative instruments	$(11,181)	$(6,467)

	December 31,
(in thousands)	2011	2010
Renewable Energy Contracts - Non-hedging instruments
Consolidated Balance Sheet Account:
Deferred credits and other liabilities - Power contract obligations	$(3,376)	$(2,400)

Total liability for non-hedging derivative instruments	$(3,376)	$(2,400)

	Amount of Gain or (Loss) Recognized Years Ended December 31,
Settlement of Gas Hedging Agreements	2011	2010	2009
(in thousands)
Consolidated Statement of Income Account:
Increase to Cost of gas sold	$(12,169)	$(9,794)	$(46,988)
Increase to operating revenues reflecting recovery of settlements from customers	12,169	9,794	46,988

Net earnings impact	$—	$—	$—

Note H. Income Taxes

NSTAR recognizes deferred tax assets and liabilities for the future tax effects of temporary differences between the carrying amounts and the tax basis of assets and liabilities. Net regulatory assets of $48 million and $25 million and corresponding net increases in accumulated deferred income taxes were recorded as of December 31, 2011 and 2010, respectively. The increase from prior year is due primarily to recording deferred income taxes on amounts previously flowed-through to customers for regulatory purposes. The regulatory assets represent the additional future revenues to be collected from customers for deferred income taxes.

Accumulated deferred income taxes and unamortized investment tax credits consisted of the following:

	December 31,
(in thousands)	2011	2010
Deferred tax liabilities:
Depreciation	$1,017,783	$862,110
Goodwill	218,774	226,682
Power contracts	41,334	76,763
Purchased power	106,132	127,827
Pension expense	116,486	99,290
Other	129,852	111,650

Total deferred tax liabilities	1,630,361	1,504,322

Deferred tax assets:
Postretirement benefits	35,554	30,225
Other	84,226	71,036

Total deferred tax assets	119,780	101,261

Net accumulated deferred income taxes	1,510,581	1,403,061
Accumulated unamortized investment tax credits	13,575	15,173

Net deferred tax liabilities and investment tax credits	$1,524,156	$1,418,234

Investment tax credits are amortized over the estimated remaining lives of the property that generated the credits.

Components of income tax expense were as follows:

(in thousands)	2011	2010	2009
Continuing operations:
Current income tax expense	$85,572	$96,839	$86,954
Deferred income tax expense	84,419	68,595	61,604
Investment tax credit amortization	(1,598)	(1,621)	(1,642)

Income taxes excluding tax settlement	168,393	163,813	146,916
Tax settlement	—	15,949	—

Income taxes from continuing operations	168,393	179,762	146,916

Discontinued operations:
Current income tax expense (benefit)	—	44,233	(3,588)
Deferred income tax expense	—	25,291	8,460

Income taxes from discontinued operations	—	69,524	4,872

Total income tax expense	$168,393	$249,286	$151,788

The effective income tax rates reflected in the accompanying consolidated financial statements and the reasons for their differences from the statutory federal income tax rate were as follows:

	2011	2010	2009
Statutory tax rate	35%	35%	35%
State income tax, net of federal income tax benefit	4	4	4
Impact of RCN settlement	—	3	—
Other	(1)	(1)	(1)

Effective tax rate	38%	41%	38%

Settlement with IRS Office of Appeals of RCN Corporation (RCN) Share Abandonment Issue

On September 30, 2010, NSTAR accepted a settlement offer from the IRS Office of Appeals (IRS Appeals) on issues related to its 2001-2007 Federal income tax returns. This development resolved all outstanding tax matters related to this period, including the RCN share abandonment issue.

As previously disclosed, on December 24, 2003, NSTAR formally abandoned 11.6 million shares of RCN common stock. NSTAR deducted the share abandonment on its 2003 Federal income tax return as an ordinary loss. The settlement with IRS Appeals includes a resolution on the characterization of the loss related to the RCN share abandonment. In 2010, NSTAR recognized a one-time after-tax charge of $20.5 million, including interest, related to the settlement on the accompanying Consolidated Statements of Income as follows:

(in millions)	Year ended December 31, 2010
Tax portion recorded to “Tax settlement” caption	$15.9
Interest portion recorded to “Interest - tax settlement” caption	4.6

After-tax charge for settlement of RCN issue	$20.5

Receipt of Federal Tax Refund for 2001-2007 Tax Years

On April 21, 2011, NSTAR received a $143.3 million refund from the IRS relating to the 2001-2007 tax years. The approved settlement and receipt of the refund resolves all outstanding tax matters for these years.

Open Tax Years

The 2011 Federal income tax return is being reviewed under the IRS Compliance Assurance Process (CAP). CAP accelerates the examination of the return in order to resolve issues before the tax return is filed. The outcome and the timing of any potential audit adjustments are uncertain. All years prior to 2011 have been examined by the IRS.

Uncertain Tax Positions

As of December 31, 2011 and 2010, there were no unrecognized tax benefits of a permanent nature that if recognized would have an impact on the Company’s effective tax rate. NSTAR did not have a reserve for uncertain tax positions at December 31, 2011 and 2010.

Interest on Tax Positions

NSTAR recognizes interest accrued related to tax positions in “Interest income and other, net” on the accompanying Consolidated Statements of Income. Related penalties, if applicable, are reflected in “Other deductions” on the accompanying Consolidated Statements of Income. No penalties were recognized during 2011, 2010, and 2009. The amount of interest (expense) income recognized on the accompanying Consolidated Statements of Income and the total amount of accrued interest (payable) receivable included in “Other current liabilities” and “Other current assets” on the accompanying Consolidated Balance Sheets were as follows:

	Years ended December 31,
(in millions)	2011	2010	2009
Interest (expense) income on tax positions	$(2.2)	$7.6	$6.8

	December 31,
(in millions)	2011	2010
Accrued tax interest (payable) receivable	$(0.9)	$27.6

Note I. Pension and Other Postretirement Benefits

NSTAR recognizes an asset or liability on its balance sheet for the funded status of its Pension and PBOP Plans. The pension asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation as of year-end. For other postretirement benefit plans, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation as of year-end. As a result of NSTAR’s approved regulatory rate mechanism for recovery of pension and postretirement costs, NSTAR has recognized a regulatory asset for the majority of its pension and postretirement costs in lieu of taking a charge to AOCI.

1. Pension

NSTAR provides a defined benefit retirement plan, the NSTAR Pension Plan (the Pension Plan), that covers substantially all employees. Retirement benefits are based on various final average pay formulas. NSTAR also maintains a non-qualified supplemental retirement plan for certain management employees.

The Pension Plans use December 31st for the measurement date to determine their projected benefit obligation and fair value of plan assets for the purposes of determining the Plans’ funded status and the net periodic benefit costs for the following year.

The following tables for NSTAR’s Pension Plans present the change in benefit obligation, change in the Plans’ assets, the funded status, the components of net periodic benefit cost and key assumptions used:

	Years Ended December 31,
(in thousands)	2011	2010
Change in benefit obligation:
Benefit obligation, beginning of the year	$1,234,946	$1,140,904
Service cost	27,117	24,525
Interest cost	63,732	64,502
Plan participants’ contributions	15	18
Actuarial loss	148,006	75,267
Settlement payments	(3,769)	(3,879)
Benefits paid	(61,505)	(66,391)

Benefit obligation, end of the year	$1,408,542	$1,234,946

	Years Ended December 31,
(in thousands)	2011	2010
Change in Plan assets:
Fair value of Plan assets, beginning of the year	$930,616	$862,038
Actual return on Plan assets, net	(3,669)	110,995
Employer contribution	126,912	27,835
Plan participants’ contributions	15	18
Settlement payments	(3,769)	(3,879)
Benefits paid	(61,505)	(66,391)

Fair value of Plan assets, end of the year	$988,600	$930,616

Funded status, end of year	$(419,942)	$(304,330)

Source of change in other comprehensive income:

	Years Ended December 31,
(in thousands)	2011	2010
Net loss arising during period	$(8,367)	$(2,872)
Amortization:
Prior service credit	17	30
Actuarial loss	1,546	1,400

Total other comprehensive loss recognized during the year	$(6,804)	$(1,442)

The entire difference between the actual and expected return on Plan assets is reflected as a component of unrecognized actuarial net gain or loss.

Amounts recognized in the accompanying Consolidated Balance Sheets consisted of:

	December 31,
(in thousands)	2011	2010
Current liabilities - Other	$(6,470)	$(3,135)
Deferred credits and other liabilities - Pension and other postretirement liability	(413,472)	(301,195)

Total pension and other postretirement liability	$(419,942)	$(304,330)

	December 31,
	2011	2010
Amounts not yet reflected in net periodic benefit cost and included in AOCI and regulatory asset:
Prior service credit	$559	$1,284
Accumulated actuarial loss	(809,679)	(636,558)
Cumulative employer contributions in excess of net periodic benefit cost	389,178	330,944

Net unrecognized periodic pension benefit cost reflected on the accompanying Consolidated Balance Sheets	$(419,942)	$(304,330)

The estimated prior service credit and net actuarial loss that will be amortized from AOCI and regulatory assets into net periodic benefit cost in 2012 are as follows:

(in millions)	2012
Estimated prior service credit	$0.6
Net actuarial loss	$64.4

The accumulated benefit obligation for the qualified pension plan was as follows:

	December 31,
(in millions)	2011	2010
Accumulated benefit obligation	$1,271.3	$1,119.6

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-qualified retirement plan were as follows:

	December 31,
(in millions)	2011	2010
Projected benefit obligation	$62.3	$50.3
Accumulated benefit obligation	$55.4	$43.9
Fair value of plan assets - not funded	$—	$—

Weighted average assumptions were as follows:

	2011	2010	2009
Discount rate at the end of the year	4.52%	5.30%	5.85%
Expected return on Plan assets for the year	8.0%	8.0%	9.0%
Rate of compensation increase at the end of the year	4.0%	4.0%	4.0%

The Plans’ discount rates are based on a bond portfolio model that approximates the Plan liabilities. The Plans’ expected long-term rates of return are based on past performance and economic forecasts for the types of investments held in the Plans as well as the target allocation of the investments over a long-term period. Actuarial assumptions also include an assumed rate for administrative expenses and investment expenses, which have averaged approximately 0.6% of assets for 2011, 2010, and 2009.

Components of net periodic benefit cost were as follows:

	Years ended December 31,
(in thousands)	2011	2010	2009
Service cost	$27,117	$24,525	$22,147
Interest cost	63,732	64,502	64,316
Expected return on Plan assets	(71,377)	(62,782)	(58,120)
Amortization of prior service (credit) cost	(725)	(708)	(706)
Recognized actuarial loss	49,931	51,336	54,236

Net periodic benefit cost	$68,678	$76,873	$81,873

During 2012, NSTAR anticipates contributing approximately $25 million to its qualified Pension Plan trust and approximately $6 million to the non-qualified retirement plan in the form of benefit payments.

The estimated benefit payments for the next 10 years are as follows:

(in thousands)
2012	$87,525
2013	81,880
2014	89,679
2015	81,346
2016	80,540
2017 - 2021	421,780

Total	$842,750

2. Postretirement Benefits Other than Pension (PBOP)

NSTAR provides health care and other benefits to retired employees who meet certain age and years of service eligibility requirements. Under certain circumstances, eligible retirees are required to contribute to the costs of postretirement benefits. These benefits are not vested and the Company has the right to modify any benefit provision, including contribution requirements, with respect to any current or former employee, dependent or beneficiary.

NSTAR provides prescription drug benefits to retirees that are at least actuarially equivalent to the benefits provided under Medicare Part D. NSTAR receives subsidies to provide prescription drug programs for eligible former employees age 65 and over, in the form of direct cash payments. The subsidy reduces NSTAR’s PBOP benefit obligation and net periodic postretirement benefits cost. However, as a result of the PAM, these reductions do not have a material impact on reported earnings.

	Years ended December 31,
(in millions)	2011	2010
Medicare Part D subsidy reduction of net periodic postretirement benefit cost	$7.6	$7.4

NSTAR’s PBOP plan uses December 31st for the measurement date to determine its benefit obligation and fair value of plan assets for the purposes of determining the plan’s funded status and the net periodic benefit costs for the following year.

The following tables for NSTAR’s PBOP plan presents the change in benefit obligation, change in the plan’s assets, the funded status, the components of net periodic benefit cost and key assumptions used for continuing operations:

	Years ended December 31,
(in thousands)	2011	2010
Change in benefit obligation:
Benefit obligation, beginning of the year	$698,120	$631,895
Service cost	6,203	5,867
Interest cost	35,009	37,727
Plan participants’ contributions	3,118	2,912
Actuarial loss	53,888	47,267
Benefits paid	(30,910)	(29,913)
Federal subsidy	1,531	2,365

Benefit obligation, end of the year	$766,959	$698,120

	Years ended December 31,
(in thousands)	2011	2010
Change in the plan’s assets:
Fair value of the plan’s assets, beginning of the year	$326,798	$282,785
Actual return on plan’s assets	(3,654)	41,014
Employer contribution	30,000	30,000
Plan participants’ contributions	3,118	2,912
Benefits paid	(30,910)	(29,913)

Fair value of the plan’s assets, end of the year	$325,352	$326,798

Funded status, end of year	$(441,607)	$(371,322)

	December 31,
(in thousands)	2011	2010
Amounts recognized in the accompanying Consolidated Balance Sheet:
Deferred credits - Pension and other postretirement liabilities	$(441,607)	$(371,322)

	December 31,
	2011	2010
Amounts not yet reflected in net periodic benefit cost and included in AOCI and regulatory assets:
Transition obligation	$(820)	$(1,631)
Prior service credit	6,144	7,616
Accumulated actuarial loss	(330,062)	(261,814)
Cumulative net periodic benefit costs in excess of employee contributions	(116,869)	(115,493)

Net unrecognized periodic benefit cost reflected on the accompanying Consolidated Balance Sheets	$(441,607)	$(371,322)

Source of change in other comprehensive income:

	Years ended December 31,
(in thousands)	2011	2010
Net gain (loss) arising during period	$697	$(1,184)
Amortization:
Transition obligation	5	9
Prior service cost	(9)	(16)
Actuarial loss	83	182

Total other comprehensive gain (loss) recognized during the year	$776	$(1,009)

The estimated transition obligation, prior service credit and net actuarial loss that will be amortized from AOCI and regulatory assets into net periodic benefit cost in 2012 are as follows:

(in millions)	2012
Estimated transition obligation	$0.8
Estimated prior service credit	$1.5
Net actuarial loss	$21.6

Weighted average actuarial assumptions were as follows:

	2011	2010	2009
Discount rate at the end of the year	4.58%	5.45%	6.00%
Expected return on the plans’ assets for the year	8.0%	8.0%	9.0%

For measurement purposes, a 7.5% weighted annual rate increase in per capita cost of covered medical claims was assumed for 2011. This rate is assumed to decrease gradually to 4.5% in 2024 and remain at that level thereafter. Dental claims are assumed to increase at a weighted annual rate of 4%.

A 1% change in the assumed health care cost trend rate would have the following effects:

	One-Percentage-Point
(in thousands)	Increase	Decrease
Effect on total service and interest cost components for 2011	$7,360	$(5,741)
Effect on December 31, 2011 postretirement benefit obligation	$118,198	$(98,019)

Components of net periodic benefit cost were as follows:

	Years ended December 31,
(in thousands)	2011	2010	2009
Service cost	$6,203	$5,867	$5,861
Interest cost	35,009	37,727	35,744
Expected return on plan’s assets	(24,505)	(20,919)	(17,940)
Amortization of prior service cost	(1,472)	(1,472)	(1,472)
Amortization of transition obligation	811	812	811
Recognized actuarial loss	13,799	17,110	19,209

Net periodic benefit cost	$29,845	$39,125	$42,213

NSTAR anticipates contributing approximately $30 million to its PBOP plan in 2012.

The estimated future cash flows for the years after 2011 are as follows:

(in thousands)	Gross estimated benefit payments	Estimated expected cash inflows from Medicare subsidy
2012	$33,352	$1,923
2013	34,756	2,048
2014	35,974	2,178
2015	37,640	2,304
2016	39,116	2,441
2017 - 2021	219,083	14,081

Total	$399,921	$24,975

3. Pension and PBOP Plan Assets

Investment objectives:

The primary investment goal of the Pension Plan is to achieve a return equal to or better than the median corporate plan over the long-term. Risk is regularly evaluated, compared and benchmarked to plans with a similar investment strategy. The Plan also attempts to minimize risk by not having any single security or class of securities with a disproportionate impact on the Plan. NSTAR currently uses over 20 asset managers to manage its plans’ assets. As a guideline, assets are diversified by asset classes (Equity, Fixed Income, Real Estate, Alternative Investments) and within these classes (i.e., economic sector, industry), such that, for each asset manager:

•	No more than 6% of an asset manager’s equity portfolio market value may be invested in one company

•	Each equity portfolio should be invested in at least 20 different companies in different industries

•	No more than 50% of each equity portfolio’s market value may be invested in one industry sector, and

•	No more than 5% of a fixed income manager’s portfolio may be invested in the security of an issuer, except the U.S. Government and its agencies.

The PBOP Plan’s primary investment goal is to earn returns comparable to peers and appropriate benchmarks.

Investment Valuation of Pension and PBOP Assets:

Investments stated at fair value as determined by quoted market prices for identical assets (Level 1) include:

•	Shares of registered investment companies valued at fair value as determined by quoted market prices, based upon net asset value (NAV)

•	Domestic and foreign common equity securities and real estate investment trusts valued using quoted market prices of a national securities exchange

•	U.S. Government securities valued on an active trading market

•	Futures contracts valued at the last settlement price at the end of each day on the exchange upon which they are traded

Investments stated at estimated fair value using significant observable inputs (Level 2) include:

•	Interest bearing cash in an institutional short-term investment vehicle valued daily

•

Fixed income investments consisting of domestic and foreign corporate bonds, foreign government securities, collateralized mortgage obligations and other securitized vehicles are valued on the basis of valuations furnished by a pricing service, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities, which are generally recognized by institutional traders

•	Domestic preferred equity securities valued by a pricing service

•	Common/collective trusts valued at NAV without adjustment

Investments valued at estimated fair value using significant unobservable inputs (Level 3) include:

•	Hedge funds and limited partnerships valued at NAV without adjustment

•	An immediate participation guarantee contract with an insurance company stated at contract value, which approximates fair value

Significant Investment Risks of Level 3 Investments:

Certain real estate limited partnerships have long-term lock-up provisions (7-10 years) that are intended to allow for an orderly investment and dissolution of the partnership as the underlying properties are sold. Certain hedge funds have instituted temporary redemption restrictions as of December 31, 2011. Others have monthly, quarterly or annual restraints on redemptions or may require advance notice for a redemption. Management does not believe that these liquidity restrictions impair the Plan’s ability to transact redemptions at NAV, which the Plans utilize for fair value for those investments.

The Pension Plan also had $26 million of unfunded investment commitments to real estate limited partnerships at December 31, 2011. These commitments must be fulfilled by June 2013.

The fair value of NSTAR’s Pension Plan assets at December 31, 2011 by asset class, were as follows:

(in millions)	Total	Fair Value Measurements at December 31, 2011
		Active Market Prices (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Class
Equity securities (44% of total):
Domestic companies	$78	$77	$1	$—
Foreign companies	5	4	1	—
Common/collective trusts	340	—	340	—
Limited partnerships	41	—	—	41

Total equity securities	464	81	342	41

Fixed income securities (34% of total):
Interest bearing cash	50	—	50	—
Domestic government securities	49	30	19	—
Foreign government securities	28	—	28	—
Domestic and foreign corporate bonds	123	—	123	—
Mortgage backed securities	8	—	—	8
Registered investment companies	94	54	40	—
Guaranteed annuity contract	3	—	—	3

Total fixed income securities	355	84	260	11

Real estate investments (10% of total):
Limited partnerships	111	—	—	111

Total real estate	111	—	—	111

Alternative investments (12% of total):
Hedge funds	127	—	—	127

Total alternative investments	127	—	—	127

Total (prior to 401(h) allocation)	1,057	165	602	290

Allocation of 401(h) account	(68)	(10)	(39)	(19)

Net assets of Pension Plan	$989	$155	$563	$271

The assets of NSTAR’s Pension Plan include a 401(h) account that has been allocated to provide health and welfare postretirement benefits for non-represented employees under the PBOP Plan. The Pension Plan 401(h) account is a subset of the Pension Plan assets and is not reflected as a component of the Pension Plan net assets.

The fair value of NSTAR’s Pension Plan assets at December 31, 2010 by asset class, were as follows:

(in millions)	Total	Fair Value Measurements at December 31, 2010
		Active Market Prices (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Class
Equity securities (46% of total):
Domestic companies	$82	$81	$1	$—
Foreign companies	9	8	1	—
Common/collective trusts	327	—	327	—
Limited partnerships	45	—	—	45

Total equity securities	463	89	329	45

Fixed income securities (29% of total):
Interest bearing cash	20	—	20	—
Domestic government securities	46	27	19	—
Foreign government securities	20	—	19	1
Domestic and foreign corporate bonds	113	—	112	1
Mortgage backed securities	7	—	1	6
Registered investment companies	81	52	29	—
Guaranteed annuity contract	3	—	—	3

Total fixed income securities	290	79	200	11

Real estate investments (9% of total):
Limited partnerships	86	—	—	86
Hedge funds	3	—	—	3

Total real estate	89	—	—	89

Alternative investments (16% of total):
Hedge funds	158	—	—	158

Total alternative investments	158	—	—	158

Total (prior to 401(h) allocation)	1,000	168	529	303

Allocation of 401(h) account	(69)	(12)	(37)	(20)

Net assets of Pension Plan	$931	$156	$492	$283

The following reflects the weighted average asset allocation percentage of the fair value of the Pension Plan’s assets for each major type of asset as of December 31st as well as the targeted ranges:

Asset Class	Plan Assets		Target Ranges	Typical Benchmark
	2011	2010
Equity securities	44%	46%	35% - 50%	MSCI ACWI
Debt securities	34%	29%	25% - 40%	Barclays Aggregate
Real Estate	10%	9%	5% - 15%	NCREIF Property Index
Alternative	12%	16%	10% - 20%	HFRI Fund of Funds Composite Index

Total	100%	100%

(in millions)	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Hedge Funds	Limited Partnerships	Guaranteed Annuity Contract	Other	Total
Ending balance at December 31, 2009	$259	$78	$4	$—	$341
Actual return on plan assets:
Relating to assets still held at the reporting date	(5)	19	—	—	14
Relating to assets sold during the period	8	1	—	—	9
Purchases, sales, and settlements	(101)	33	(1)	8	(61)
Transfers in and/or out of Level 3	—	—	—	—	—

Ending balance at December 31, 2010	$161	$131	$3	$8	$303

Total gains and losses (realized/unrealized) reported in Deferred Debits - Regulatory Assets and Deferred Credits - Pension and Postretirement Liability captions on the accompanying Consolidated Balance Sheet

Relating to assets still held at the reporting date	(5)	6	—	—	1
Relating to assets sold during the period	(2)	—	—	—	(2)
Purchases	—	17	—	—	17
Sales	(27)	(2)	—	—	(29)
Transfers in and/or out of Level 3	—	—	—	—	—

Ending balance at December 31, 2011	$127	$152	$3	$8	$290

The fair values of NSTAR’s PBOP Plan assets at December 2011 by asset class, were as follows:

	Total	Fair Value Measurements at December 31, 2011
(in millions)		Active Market Prices (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Class
Equity securities (53% of total):
Foreign companies	$27	$27	$—	$—
Domestic companies	1	1	—	—
Registered investment companies	1	1	—	—
Common/collective trusts	86	—	86	—
Limited partnerships	20	—	—	20

Total equity securities	135	29	86	20

Fixed income securities (32% of total):
U.S. Government securities	1	1	—	—
Interest bearing cash	6	—	6	—
Common/collective trusts	41	—	41	—
Mortgage backed securities	5	—	—	5
Domestic and foreign corporate bonds	29	—	28	1

Total fixed income securities	82	1	75	6

Real estate investments (7% of total):
Limited partnerships	18	—	—	18

Total real estate	18	—	—	18

Alternative investments (8% of total):
Hedge funds	22	—	—	22

Total alternative investments	22	—	—	22

Total (prior to 401(h) allocation)	257	30	161	66

Allocation of 401(h) account	68	10	39	19

Net assets of PBOP Plan	$325	$40	$200	$85

The fair values of NSTAR’s PBOP Plan assets at December 2010 by asset class, were as follows:

	Total	Fair Value Measurements at December 31, 2010
(in millions)		Active Market Prices (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Asset Class
Equity securities (55% of total):
Foreign companies	$29	$29	$—	$—
Domestic companies	1	—	1	—
Registered investment companies	1	1	—	—
Common/collective trusts	91	—	91	—
Limited partnerships	20	—	—	20

Total equity securities	142	30	92	20

Fixed income securities (30% of total):
U.S. Government securities	2	2	—	—
Interest bearing cash	3	—	3	—
Common/collective trusts	39	—	39	—
Mortgage backed securities	3	—	—	3
Domestic and foreign corporate bonds	30	—	29	1

Total fixed income securities	77	2	71	4

Real estate investments (7% of total):
Limited partnerships	17	—	—	17

Total real estate	17	—	—	17

Alternative investments (8% of total):
Hedge funds	22	—	—	22

Total alternative investments	22	—	—	22

Total (prior to 401(h) allocation)	258	32	163	63

Allocation of 401(h) account	69	12	37	20

Net assets of PBOP Plan	$327	$44	$200	$83

The following reflects the weighted average asset allocation percentages of the fair value of the PBOP Plan assets for each major type of assets as of December 31st as well as the targeted ranges:

Asset Category	Plan Assets		Target Ranges	Typical Benchmark
	2011	2010
Equity securities	53%	55%	40% - 60%	MSCI ACWI
Debt securities	32%	30%	25% - 35%	Barclays Aggregate
Real Estate	7%	7%	5% - 15%	NCREIF Property Index
Alternative	8%	8%	5% - 15%	HFRI Fund of Funds Composite Index

Total	100%	100%

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
(in millions)	Hedge Funds	Limited Partnerships	Mortgage Backed Securities and Other	Total
Ending balance at December 31, 2009	$20	$30	$2	$52
Actual return on plan assets:
Relating to assets still held at the reporting date	2	7	1	10
Relating to assets sold during the period	—	—	—	—
Purchases, sales, and settlements	—	—	1	1
Transfers in and/or out of Level 3	—	—	—	—

Ending balance at December 31, 2010	22	37	4	63

Total gains and losses (realized/unrealized) reported in Deferred Debits - Regulatory Assets and Deferred Credits - Pension and Postretirement Liability captions on the accompanying Consolidated Balance Sheet

Relating to assets still held at the reporting date	(1)	1	—	—
Relating to assets sold during the period	1	—	—	1
Purchases	—	—	2	2
Sales	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—

Ending balance at December 31, 2011	$22	$38	$6	$66

4. Savings Plan

NSTAR provides a defined contribution 401(k) plan for substantially all employees. Matching contributions (which are equal to 50% of the employees’ deferral up to 8% of eligible base and cash incentive compensation subject to statutory limits) were as follows:

	Years ended December 31,
(in millions)	2011	2010	2009
NSTAR Savings Plan matching contributions	$10.3	$9.7	$9.3

The election available to participants to reinvest dividends paid on the NSTAR Common Share Fund or receive the dividends in cash is subject to a freeze period beginning seven days prior to the date any dividend is paid. During this period, participants cannot change their election.

Note J. Stock-Based Compensation

The NSTAR 2007 Long Term Incentive Plan (the 2007 Plan) permits a variety of stock and stock-based awards, including stock options, deferred stock awards, and performance share units to be granted to key employees. The aggregate number of NSTAR Common Shares that have initially been authorized for issuance under the 2007 Plan is 3.5 million. The Plan limits the terms of awards to ten years and prohibits the granting of awards beyond ten years after its effective date. In general, stock options and deferred shares vest over a three-year period from date of grants. Performance share units vest only at the end of a three-year performance period if performance conditions are met. The performance share units granted prior to 2011 may potentially vest at target pursuant to change in control provisions if the NSTAR-NU merger is completed. The Executive Personnel Committee (EPC) of the Board of Trustees approves stock-based awards for executives. However, the Chief Executive Officer’s (CEO) award must also be approved by the independent members of the Board of Trustees. The EPC and Board of Trustees established that the date of grant for annual stock-based awards under the Plan is the date each year on which the Board of Trustees approves the CEO’s stock award. Options are granted at the full market price of the NSTAR Common Shares on the date of grant. The aggregate remaining number of NSTAR Common Shares available for award under the Plan as of December 31, 2011 is 988,729.

Stock-based compensation activities of the Plans were as follows:

Stock Options:

	2011 Activity	2011 Weighted Average Exercise Price	2010 Activity	2010 Weighted Average Exercise Price
Options outstanding at January 1	2,167,001	$31.33	2,454,367	$29.63
Options granted	—	$—	289,000	$35.28
Options exercised	(89,999)	$29.14	(567,366)	$25.94
Options forfeited	—	$—	(9,000)	$34.29

Options outstanding at December 31	2,077,002	$31.42	2,167,001	$31.33

Summarized information regarding stock options outstanding at December 31, 2011:

	Options Outstanding				Options Exercisable (Vested)
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (000’s)	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (000’s)
$21.60	35,000	1.33	$21.60	$888	35,000	1.33	$21.60	$888
$24.21	292,000	2.33	$24.21	$6,643	292,000	2.33	$24.21	$6,643
$29.60	292,000	3.44	$29.60	$5,069	292,000	3.44	$29.60	$5,069
$27.73	268,000	4.32	$27.73	$5,154	268,000	4.32	$27.73	$5,154
$36.89	328,000	5.34	$36.89	$3,303	328,000	5.34	$36.89	$3,303
$32.45	262,667	6.08	$32.45	$3,811	262,667	6.08	$32.45	$3,811
$34.02	318,334	7.08	$34.02	$4,119	202,174	7.08	$34.02	$2,616
$35.28	281,001	8.08	$35.28	$3,282	87,371	8.08	$35.28	$1,020

	2,077,002	5.18	$31.42	$32,269	1,767,212	4.74	$31.42	$28,504

Exercisable stock options and the associated weighted average exercise price of these exercisable options at year end were as follows:

	2011	2010	2009
Stock options exercisable	1,767,212	1,551,591	1,756,677
Weighted average exercise price	$31.42	$30.14	$27.85

The total intrinsic value (the market price of the NSTAR Common Shares on the date exercised, less the option exercise prices) of options exercised were as follows:

	Years ended December 31,
(in millions)	2011	2010	2009
Total intrinsic value of options exercised	$1.4	$5.9	$1.4

The stock options granted in 2010 and 2009 have the following grant date fair value:

	2010	2009
Grant date fair value – stock options	$4.87	$3.64

NSTAR did not grant any stock options during 2011.

The fair value was estimated using the Black-Scholes option-pricing model that uses the assumptions in the table below. The expected option lives are based on the average historical time frame that options are expected to remain unexercised. Expected volatilities are based on the historical performance of NSTAR’s share price. The risk-free interest rate is based on the U.S. Treasury Strip in effect on grant date. The fair values were computed using the following range of assumptions for NSTAR’s stock options for the years ended December 31:

	2010	2009
Expected life (years)	6.0	6.0
Risk-free interest rate	2.87%	1.89%
Volatility	22.9%	20.0%
Dividends	4.72%	4.43%

Deferred Shares:

	2011 Activity	2011 Weighted Average Grant Date Fair Value Price	2010 Activity	2010 Weighted Average Grant Date Fair Value Price
Nonvested deferred shares at January 1	259,705	$34.47	259,022	$34.15
Deferred shares granted	144,100	$43.26	142,450	$35.28
Deferred shares vested	(125,333)	$34.00	(132,567)	$34.71
Deferred shares forfeited	(2,567)	$39.12	(9,200)	$34.58

Nonvested deferred shares at December 31	275,905	$39.23	259,705	$34.47

The fair value of deferred shares vested during 2011 and 2010 was $5.4 million and $4.8 million, respectively.

Performance Share Units:

	2011 Activity	2011 Weighted Average Grant Date Fair Value Price	2010 Activity	2010 Weighted Average Grant Date Fair Value Price
Performance share units at January 1	219,396	$34.91	142,146	$33.32
Performance share units granted	120,987	$42.10	81,150	$37.69
Performance share units vested	(98,979)	$32.45	—	$—
Performance share units forfeited	—	—	(3,900)	$34.97

Nonvested performance share units outstanding at December 31	241,404	$39.52	219,396	$34.91

Performance share unit awards (PSUs) under the 2007 Plan contain performance criteria that affect the number of shares that ultimately vest. Restrictions on performance share unit awards lapse after a three-year period contingent on achievement of certain earnings growth. These awards grant the right to receive, at the end of the performance period, a variable number of shares based on the average growth of NSTAR’s earnings over three years, and a three-year total shareholder return that is compared to companies in the EEI Index. This variable range extends from 0% to 170% of the granted awards. The 2011, 2010, and 2009 performance awards grant date fair values for the targeted performance levels using a binomial option-pricing model were as follows:

	Years ended December 31,
	2011	2010	2009
Grant date fair value – PSUs	$45.92	$37.69	$33.85

Management evaluates the probability of meeting the performance criteria at each balance sheet date and related compensation cost is amortized over the performance period on a straight-line basis. If the performance is not achieved, no compensation cost is recognized and any previously recognized compensation cost is reversed. The performance share units granted in 2008 and 2009 vested on January 24, 2011 and January 22, 2012, respectively.

Total Stock-Based Compensation

As of December 31, 2011, the total stock-based compensation cost related to nonvested stock options, deferred share awards and PSUs not yet recognized was $10.6 million. The remaining weighted average period over which total stock-based compensation will be recognized is 1.73 years.

Total stock-based compensation cost recognized in “Operations and maintenance” on the accompanying Consolidated Statements of Income and the costs related to stock options that are included in the stock-based compensation totals were as follows:

	Years ended December 31,
(in millions)	2011	2010	2009
Total stock-based compensation cost	$9.1	$8.8	$8.5
Stock option related costs	$0.9	$1.4	$1.6

2012 Awards

On January 26, 2012, NSTAR granted awards, under the terms of the 2007 Plan, of deferred shares and PSUs to executives and senior managers. The grant date fair value of deferred shares are equal to the closing price of NSTAR’s Common Shares on January 26, 2012. The number of award units and associated grant date fair values were as follows:

	Number of units	Grant date fair value
Deferred shares	130,000	$45.58
Performance based share units	81,775	$44.97

Deferred shares and PSUs granted in 2011 and 2012 will not vest at the closing of the NSTAR-NU merger. The PSUs and deferred shares will convert to deferred share awards of NU shares if the merger closes, and will vest according to the same terms as NSTAR deferred shares.

Note K. Noncontrolling Interest – Cumulative Non-Mandatory Redeemable Preferred Stock of Subsidiary

Non-mandatory redeemable series:

Par value $100 per share, 2,890,000 shares authorized and 430,000 shares issued and outstanding:

(in thousands, except per share amounts)
Series	Current Shares Outstanding	Redemption Price/ Share	December 31, 2011	December 31, 2010
4.25%	180,000	$103.625	$18,000	$18,000
4.78%	250,000	$102.80	25,000	25,000

Total non-mandatory redeemable series			$43,000	$43,000

NSTAR Electric has two outstanding series of non-mandatory redeemable preferred stock. Both series are part of a class of NSTAR Electric’s Cumulative Preferred Stock. Upon any liquidation of NSTAR Electric, holders of the Cumulative Preferred Stock are entitled to receive the liquidation preference for their shares before any distribution to the holder of the NSTAR Common Shares. The liquidation preference for each outstanding series of Cumulative Preferred Stock is equal to the par value ($100.00 per share), plus accrued and unpaid dividends.

During the year ended December 31, 2011 and 2010, there were no changes in the noncontrolling interest of NSTAR Electric.

NSTAR is required to reflect NSTAR Electric’s noncontrolling interest preferred stock as noncontrolling interest of a subsidiary in the accompanying Consolidated Balance Sheets outside of permanent equity. Each of the two preferred stock series contains provisions relating to non-payment of preferred dividends that could potentially result in the preferred shareholders being granted the majority control of the Board of Directors of NSTAR Electric until all preferred dividends are paid. As a result, the Cumulative Preferred Stock has not been classified within permanent equity. The dividends on NSTAR Electric’s Cumulative Preferred Stock to the noncontrolling interest are reflected separately after net income and before net income attributable to common shareholders on the accompanying Consolidated Statements of Income. The dividends are reported as comprehensive income attributable to the noncontrolling interest on the accompanying Consolidated Statements of Comprehensive Income.

Note L. Indebtedness

Long-Term Debt

NSTAR’s long-term debt consisted of the following:

	December 31,
(in thousands)	2011	2010
Mortgage Bonds, collateralized by property of operating subsidiary:

NSTAR Gas
7.04%, due September 2017	$25,000	$25,000
4.46%, due January 2020	125,000	125,000
9.95%, due December 2020	25,000	25,000
7.11%, due December 2033	35,000	35,000

NSTAR
Debentures:
4.50%, due November 2019	350,000	350,000

NSTAR Electric
Debentures:
4.875%, due October 2012	400,000	400,000
4.875%, due April 2014	300,000	300,000
5.625%, due November 2017	400,000	400,000
5.75%, due March 2036	200,000	200,000
5.50%, due March 2040	300,000	300,000
Bonds:
Massachusetts Industrial Finance Agency (MIFA) bonds
5.75%, due February 2014	—	15,000

HEEC
7.375% Sewage facility revenue bonds, due through May 2015	5,058	6,708

Funding Companies
Transition Property Securitization Certificates:
4.13%, due through September 2011	—	30,044
4.40%, due through March 2013	92,172	144,771

Total principal	2,257,230	2,356,523
Unamortized debt discount	(10,005)	(11,170)
Unamortized debt premium	3,053	3,573
Amounts due within one year	(449,367)	(47,643)

Total long-term debt	$1,800,911	$2,301,283

Consistent with the recovery in utility rates, discounts, redemption premiums and related costs associated with the issuance and redemption of long-term debt of NSTAR Electric and NSTAR Gas are deferred and amortized as an addition to interest expense over the life of the original or replacement debt.

On April 6, 2009, the DPU approved NSTAR Electric’s two-year financing plan to issue an additional $500 million in long-term debt securities. On October 9, 2009, in connection with this filing, NSTAR and NSTAR Electric filed a registration statement on Form S-3 with the SEC to issue debt securities from time to time in one or more series. On November 17, 2009, NSTAR sold $350 million of fixed rate (4.5%) Debentures due November 15, 2019. NSTAR used the proceeds from the issuance of these securities for the repayment of outstanding short-term debt balances and general working capital purposes.

NSTAR Electric anticipates filing a new two-year financing plan with the DPU during 2012 seeking approval to issue long-term debt securities.

On January 28, 2010, NSTAR Gas issued $125 million of its 4.46% fixed rate 10-year First Mortgage Bonds, Series N. The proceeds from this sale were used to reduce short-term debt.

On August 1, 2011, NSTAR Electric redeemed $15 million of Massachusetts Industrial Finance Agency Bonds, 5.75%, due February 2014, at par.

Sewage facility revenue bonds are tax-exempt, subject to annual mandatory sinking fund redemption requirements and mature through 2015. Scheduled redemptions of $1.65 million were made in 2011 and 2010. The interest rate of the bonds was 7.375% for both 2011 and 2010.

The Transition Property Securitization Certificates issued by NSTAR Electric’s subsidiaries, BEC Funding LLC, BEC Funding II, LLC and CEC Funding, LLC (Funding companies), are each collateralized with separate securitized regulatory assets with combined balances as follows:

	December 31,
(in millions)	2011	2010
Securitized regulatory asset	$98.4	$182.7

NSTAR Electric, as servicing agent for the Funding companies collected the following amounts:

	Years ended December 31,
(in millions)	2011	2010
Customer collections on securitized regulatory assets	$90.3	$110.7

Funds collected from the companies’ respective customers are transferred to each Funding companies’ Trust on a daily basis. These Certificates are non-recourse to NSTAR Electric. On March 15, 2010, BEC Funding LLC retired its final series of outstanding Transition Property Securitization Certificates.

The aggregate principal amounts of NSTAR’s long-term debt (including securitization certificates and sinking fund requirements) due in the five years subsequent to 2011 are approximately:

	Years ended December 31,
(in millions)	2012	2013	2014	2015	2016	Thereafter
Aggregate long-term debt principal amounts due	$450	$45	$302	$5	$—	$1,455

Financial Covenant Requirements and Lines of Credit

With the exception of bond indemnity agreements and gas hedging agreements, NSTAR has no financial guarantees, commitments, debt or lease agreements that would require a change in terms and conditions, such as acceleration of payment obligations, as a result of a change in its credit rating. However, in addition to the bond indemnity and gas hedging agreements, NSTAR’s subsidiaries could be required to provide additional security for energy supply contract performance obligations, such as a letter of credit for their pro-rata share of the remaining value of such contracts.

NSTAR and NSTAR Electric have no financial covenant requirements under their respective long-term debt arrangements. Pursuant to a revolving credit agreement, NSTAR Electric must maintain a total debt to capitalization ratio no greater than 65% at all times. The prescribed ratio is calculated excluding both Transition Property Securitization Certificates from debt and accumulated other comprehensive income (loss) from common equity. The ratio characterizes as debt unfunded vested benefits under postretirement benefit plans, contract liability positions (including swaps and hedges), capital lease liabilities, and corporate guarantees. NSTAR Gas must also maintain a total debt to capitalization ratio no greater than 65% at all times pursuant to its revolving credit agreement. NSTAR Gas was in compliance with its financial covenant requirements including a minimum equity requirement, under its long-term debt arrangements at December 31, 2011 and 2010. Under the minimum equity requirement, the outstanding long-term debt of NSTAR Gas must not exceed equity. NSTAR’s long-term debt, other than secured debt issued by NSTAR Gas, is unsecured.

NSTAR currently has a $175 million revolving credit agreement that expires December 31, 2012. At December 31, 2011 and 2010, there were no amounts outstanding under the revolving credit agreement. This credit facility serves as a backup to NSTAR’s $175 million commercial paper program that, at December 31, 2011 and 2010, had $170 million and $160 million outstanding, respectively. Under the terms of the credit agreement, NSTAR is required to maintain a maximum total consolidated debt to total capitalization ratio of not greater than 65% at all times. The prescribed ratio is calculated excluding both Transition Property Securitization Certificates from debt and accumulated other comprehensive income (loss) from common equity. The ratio characterizes as debt unfunded vested benefits under postretirement benefit plans, contract liability positions (including swaps and hedges), capital lease liabilities, and corporate guarantees. Commitment fees must be paid on the total agreement amount. At December 31, 2011 and 2010, NSTAR was in full compliance with the aforementioned covenant as the ratios were 55.6% and 56.9%, respectively.

In mid-February 2010, NSTAR retired its $500 million, 8% Notes as scheduled. On March 16, 2010, NSTAR Electric sold $300 million of 5.50% Debentures due March 15, 2040. NSTAR and NSTAR Electric used the proceeds from the issuance of these securities for the redemption or repayment of outstanding long-term debt and short-term debt balances and/or general working capital purposes.

NSTAR Electric has approval from the FERC to issue short-term debt securities from time to time on or before October 22, 2012, with maturity dates no later than October 21, 2013, in amounts such that the aggregate principal does not exceed $655 million at any one time. NSTAR Electric has a five-year, $450 million revolving credit agreement that expires December 31, 2012. However, unless NSTAR Electric receives necessary approvals from the DPU, the credit agreement will expire 364 days from the date of the first draw under the agreement. At December 31, 2011 and 2010, there were no amounts outstanding under the revolving credit agreement. This credit facility serves as backup to NSTAR Electric’s $450 million commercial paper program that had $141.5 million and $227.5 million outstanding balances at December 31, 2011 and 2010, respectively. At December 31, 2011 and 2010, NSTAR Electric was in full compliance with its covenants in connection with its short-term credit facilities, as the total debt to capitalization ratios were 45.4% and 46.6%, respectively.

In connection with the pending merger with Northeast Utilities, NSTAR and NSTAR Electric received waivers and executed amendments to their revolving credit agreements necessary to allow completion of the merger.

NSTAR Gas has a $75 million revolving credit facility. This facility is due to expire on June 8, 2012. As of December 31, 2011 and 2010, NSTAR Gas had no amounts outstanding. At December 31, 2011 and 2010, NSTAR Gas was in full compliance with its covenant in connection with its facility, as the total debt to capitalization ratios were 51.6% and 53.3%, respectively.

Historically, NSTAR and its subsidiaries have had a variety of external sources of financing available, as previously indicated, at favorable rates and terms to finance its external cash requirements. However, the availability of such financing at favorable rates and terms depends heavily upon prevailing market conditions and NSTAR’s or its subsidiaries’ financial condition and credit ratings.

NSTAR’s goal is to maintain a capital structure that preserves an appropriate balance between debt and equity. As of December 31, 2011, NSTAR’s subsidiaries could declare and pay dividends of up to approximately $1.3 billion of their total common equity (approximately $2.5 billion) to NSTAR and remain in compliance with debt covenants. Based on NSTAR’s key cash resources available as previously discussed, management believes its liquidity and capital resources are sufficient to meet its current and projected cash requirements.

Average aggregate short-term borrowing and associated interest rates (generally money market rates) were as follows:

	Years ended December 31,
(in millions)	2011	2010
Average short-term borrowings	$281.1	$383.1
Short-term average interest rate	0.15%	0.23%

Note M. Fair Value Measurements

NSTAR discloses fair value measurements pursuant to a framework for measuring fair value in accordance with GAAP. NSTAR follows a fair value hierarchy that prioritizes the inputs used to determine fair value and requires the Company to classify assets and liabilities carried at fair value based on the observability of these inputs. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of the fair value hierarchy are:

Level 1 - Unadjusted quoted prices available in active markets for identical assets or liabilities as of the reporting date. Financial assets utilizing Level 1 inputs include active exchange-traded equity securities.

Level 2 - Quoted prices available in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are directly observable, and inputs derived principally from market data.

Level 3 - Unobservable inputs from objective sources. These inputs may be based on entity-specific inputs. Level 3 inputs include all inputs that do not meet the requirements of Level 1 or Level 2.

Gas hedges were valued at calculated settlement prices. The renewable energy contract was valued based on the difference between the contracted price and the estimated fair value of remaining contracted supply to be purchased. Inputs used to develop the estimate included on-line regional generation and forecasted demand.

The following represents the fair value hierarchy of NSTAR’s financial assets and liabilities that were recognized at fair value on a recurring basis as of December 31, 2011 and 2010. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement.

Recurring Fair Value Measures:

	December 31, 2011
(in millions)	Level 1	Level 2	Level 3	Total
Assets:
Government Money Market Securities (a)	$1	$—	$—	$1
Deferred Compensation Assets (b)	29	—	—	29
Investments (b)	11	—	—	11

Total	$41	$—	$—	$41

Liabilities:
Gas Hedges (c)	$—	$11	$—	$11
Renewable Energy Contract (d)	—	—	3	3

Total	$—	$11	$3	$14

	December 31, 2010
(in millions)	Level 1	Level 2	Level 3	Total
Assets:
Government Money Market Securities (a)	$1	$—	$—	$1
Deferred Compensation Assets (b)	30	—	—	30
Investments (b)	11	—	—	11

Total	$42	$—	$—	$42

Liabilities:
Gas Hedges (c)	$—	$6	$—	$6
Renewable Energy Contract (d)	—	—	2	2

Total	$—	$6	$2	$8

(a)	Included in “Cash and cash equivalents” on the accompanying Consolidated Balance Sheets
(b)	Included in “Other investments” on the accompanying Consolidated Balance Sheets
(c)	Included in “Deferred debits: Other deferred debits,” “Current liabilities: Power contract obligations” and “Deferred credits and other liabilities: Power contract obligations” on the accompanying Consolidated Balance Sheets
(d)	Included in “Deferred credits and other liabilities: Power contract obligations” on the accompanying Consolidated Balance Sheets

The following table provides a reconciliation of beginning and ending balances of liabilities measured at fair value on a recurring basis where the determination of fair value includes significant unobservable inputs (Level 3):

Rollforward of Level 3 Measurements

Year Ended December 31, 2011

(in millions)	Renewable Energy Contract
Balance at December 31, 2010 (Liability)	$(2)
Total losses included on balance sheet as a regulatory asset	(1)

Balance at December 31, 2011 (Liability)	$(3)

Fair Value of Financial Instruments

The carrying amounts for cash and cash equivalents, net accounts receivable, other current assets, certain current liabilities, and notes payable as of December 31, 2011 and 2010, respectively, approximate fair value due to the short-term nature of these securities.

The fair values of long-term indebtedness (excluding notes payable, including current maturities) are based on the quoted market prices of similar issues. Carrying amounts and fair values as of December 31, 2011 and 2010 were as follows:

	2011		2010
(in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term indebtedness of continuing operations (including current maturities)	$2,250,278	$2,559,040	$2,348,925	$2,545,200

Note N. Segment and Related Information

For the purpose of providing segment information, NSTAR’s principal operating segments are its traditional core businesses of electric and gas retail transmission and distribution utilities that provide energy delivery services in 107 cities and towns in Massachusetts.

In the second quarter of 2010, with the completion of the sale of MATEP, NSTAR changed its reportable segments and recast prior period information to conform with the current year presentation that eliminates separate presentation of the Company’s unregulated operations. Although the telecommunications and liquefied natural gas subsidiaries are separate legal entities, NSTAR has aggregated the results of operations and assets of its telecommunications subsidiary with the electric utility operations, and aggregated the liquefied natural gas service subsidiary with gas utility operations. The telecommunications subsidiary, liquefied natural gas service subsidiary and MATEP were previously aggregated as unregulated operations for purposes of segment reporting. Since the sale of MATEP, it is no longer necessary to present the unregulated segment separately due to immateriality. The new segment presentation reflects the ongoing profile of NSTAR’s operations as primarily comprised of electric and gas utility operations.

Amounts related to discontinued operations have been excluded from the data presented. Amounts shown on the following table for the years ended December 31, 2011, 2010 and 2009 include the allocation of NSTAR’s (Holding Company) results of operations and assets to the two business segments, net of inter-company transactions that primarily consist of interest charges and investment assets, respectively. The allocation of Holding Company charges is based on an indirect allocation of the Holding Company’s investment relating to the two business segments.

Financial data for the segments of continuing operations were as follows:

(in thousands)	2011	2010	2009
Operating revenues
Electric operations	$2,505,289	$2,489,918	$2,570,507
Gas operations	425,106	427,003	483,850

Consolidated total	$2,930,395	$2,916,921	$3,054,357

Depreciation and amortization
Electric operations	$273,312	$283,205	$341,094
Gas operations	29,771	28,708	28,988

Consolidated total	$303,083	$311,913	$370,082

Equity income in investments accounted for by the equity method (a)
Electric operations	$763	$892	$891

Interest charges
Electric operations	$84,198	$90,527	$114,049
Gas operations	14,915	15,118	14,587

Consolidated total	$99,113	$105,645	$128,636

Income tax expense
Electric operations	$157,066	$167,322	$134,554
Gas operations	11,327	12,440	12,362

Consolidated total	$168,393	$179,762	$146,916

Segment net income
Electric operations	$252,284	$216,874	$223,858
Gas operations	19,114	21,080	22,117

Consolidated total	$271,398	$237,954	$245,975

Expenditures for property
Electric operations	$397,958	$320,577	$319,639
Gas operations	49,186	39,622	55,525

Consolidated total	$447,144	$360,199	$375,164

Segment assets
Electric operations	$7,171,654	$7,040,326	$7,148,441
Gas operations	893,700	893,599	828,488

Consolidated total	$8,065,354	$7,933,925	$7,976,929

(a)	The equity income from equity investments is included in “Other income” on the accompanying Consolidated Statements of Income.

Note O. Contracts for the Purchase of Energy

NSTAR Electric Purchase Power Agreements

As a Massachusetts distribution company, NSTAR Electric is required to obtain and resell power to retail customers through Basic Service for those who choose not to buy energy from a competitive energy supplier. Basic Service rates are reset every six months (every three months for large commercial and industrial customers). The price of Basic Service is intended to reflect the average competitive market price for power. For Basic Service power supply, NSTAR Electric makes periodic market solicitations consistent with DPU regulations. NSTAR Electric enters into short-term power purchase agreements to meet its Basic Service supply obligation, ranging in term from three to twelve months. NSTAR Electric fully recovers its payments to suppliers through DPU-approved rates billed to customers.

NSTAR Gas Firm Transportation and Storage Agreements

NSTAR Gas purchases transportation, storage, and balancing services from Tennessee Gas Pipeline Company and Algonquin Gas Transmission Company, as well as other upstream pipelines that transport gas from major producing regions in the U.S., including Gulf Coast, Mid-continent, and Appalachian Shale supplies to the final delivery points in the NSTAR Gas service area. NSTAR Gas purchases all of its natural gas supply from a firm portfolio management contract with a term of one year, which has a maximum quantity of 139,606 MMbtu/day.

NSTAR Gas has various contractual agreements covering the transportation of natural gas and underground natural gas storage facilities, which are recoverable from customers under the DPU-approved CGAC. Most contracts expire at various times from 2012 to 2017. One new 20-year pipeline lateral contract was signed in 2009 and a low cost storage contract was extended by ten years in 2011. NSTAR Gas’ firm contract demand charges associated with firm pipeline transportation and storage capacity contracts in 2011, 2010, and 2009 included in “Cost of gas sold” on the accompanying Consolidated Statements of Income were as follows:

	Years ended December 31,
(in millions)	2011	2010	2009
Firm contract transportation and storage expense	$60.2	$60.0	$54.4

Refer to Note P, “Commitments and Contingencies—Energy Commitments” section for NSTAR Gas’ firm contract demand charges at current rates under these contracts for the years after 2011.

Note P. Commitments and Contingencies

Service Quality Indicators

SQI are established performance benchmarks for certain identified measures of service quality relating to customer service and billing performance, safety and reliability and DPU Consumer Division statistics performance for all Massachusetts utilities. NSTAR Electric and NSTAR Gas are required to report annually to the DPU concerning their performance as to each measure and are subject to maximum penalties of up to two and one-half percent of total transmission and distribution revenues should performance fail to meet the applicable benchmarks.

NSTAR monitors its service quality continuously, and if it is probable that a liability has been incurred and is estimable, a liability is accrued. Any settlement or rate order that would result in a different liability level from what has been accrued would be adjusted in the period that the DPU issues an order determining the amount of any such liability.

NSTAR Electric and NSTAR Gas filed final performance reports for 2010 with the DPU on March 1, 2011. The NSTAR Gas report has been approved and the NSTAR Electric report is pending a decision. Based on the reports filed, no penalties were assessable for the performance year.

NSTAR believes that NSTAR Electric and NSTAR Gas service quality performance levels for 2011 were not in a penalty situation. The final performance reports are expected to be filed with the DPU by March 1, 2012.

Emergency Preparation and Restoration of Service for Electric & Gas Customers

Under Massachusetts law and regulation, the DPU has established standards of performance for emergency preparation and restoration of service for gas and electric companies. As a remedy to violation of those standards, the DPU is authorized to levy a penalty not to exceed $250,000 for each violation for each day that the violation persists up to a maximum penalty of $20 million for any related series of violations.

NSTAR believes that it is not in a penalty situation with respect to the performance of NSTAR Electric and NSTAR Gas during declared emergency events to date.

Contractual Commitments

Leases

NSTAR has leases for facilities and equipment, including agreements for use of transmission facilities of other providers. The estimated minimum rental commitments under non-cancellable operating leases for the years after 2011 are as follows:

(in thousands)
2012	$12,764
2013	11,525
2014	8,355
2015	7,352
2016	5,671
Years thereafter	12,249

Total lease commitments	$57,916

The total expense for leases and transmission agreements, including short-term rentals were as follows:

	Years ended December 31,
(in millions)	2011	2010	2009
Lease and transmission agreements expense	$21.2	$20.4	$23.7

Transmission

NSTAR Electric is a member of ISO-NE and is subject to the terms and conditions of the ISO-NE tariff. NSTAR Electric must pay for regional network services to support the pooled transmission facilities revenue requirements of other New England transmission owners whose facilities are used by NSTAR Electric. NSTAR Electric must, along with other transmission owners and market participants, fund a proportionate share of the RTO’s operating and capital expenditures. These payments were as follows:

	Years ended December 31,
(in millions)	2011	2010	2009
Regional network transmission expense	$228.4	$235.7	$182.6

Energy Commitments

NSTAR is currently recovering payments it is making to suppliers from its customers. NSTAR has financial and performance assurances and financial guarantees in place with those suppliers to protect NSTAR from risk in the unlikely event any of its suppliers encounter financial difficulties or fail to maintain an investment grade credit rating. This condition principally relates to NSTAR Electric’s energy supply contract to provide Basic Service to its customers. In connection with certain of these agreements, in the event NSTAR Electric should receive a credit rating below investment grade, it would be required to obtain certain financial commitments, including but not limited to, letters of credit. Refer to Note O, “Contracts for the Purchase of Energy” for a further discussion.

The following represents NSTAR’s long-term energy related contractual commitments:

(in millions)	2012	2013	2014	2015	2016	Years Thereafter	Total
Electric capacity obligations	$1	$2	$2	$2	$3	$7	$17
Transmission obligations	4	4	4	3	—	—	15
Gas transportation and storage obligations	60	54	47	25	22	78	286
Gas purchase obligations	157	—	—	—	—	—	157
Renewable electric energy contracts	67	88	87	88	52	251	633
Purchase power buy-out obligations	32	27	31	31	10	—	131
Electric energy contracts (Basic Service)	411	—	—	—	—	—	411
Electric interconnection agreement	4	4	3	3	3	41	58

Total long-term energy related contractual commitments	$736	$179	$174	$152	$90	$377	$1,708

Electric capacity obligations represent remaining capacity costs of long-term contracts that reflect NSTAR Electric’s proportionate share of capital and fixed operating costs of certain generating units.

Transmission obligations represent the obligation to support the carrying costs of facilities utilized.

Gas transportation and storage obligations represent agreements covering the transportation of natural gas and underground natural gas storage facilities that are recoverable from customers under the DPU-approved CGAC. These contracts expire at various times from 2012 through 2029.

Gas purchase obligations is the estimated amount to be paid to NSTAR Gas portfolio manager to meet customer demand and replenish inventory.

Renewable electric energy contract obligations represent projected payments under long-term agreements.

Purchase power buy-out obligations represent the buy-out/restructuring agreements for contract termination costs that reduce the amount of above-market costs that NSTAR Electric will collect from its customers through its transition charges. These agreements require NSTAR Electric to make monthly payments through September 2016.

Electric energy contracts (Basic Service) represent obligations under Basic Service load provider agreements.

The electric interconnection agreement relates to a single interconnection with a municipal utility for additional capacity into NSTAR Electric’s service territory.

Electric Equity Investments

NSTAR Electric has an equity investment of approximately 14.5% in two companies, NEH and NHH, which own and operate transmission facilities to import electricity from the Hydro-Quebec system in Canada. As an equity participant, NSTAR Electric is required to guarantee, in addition to its own share, the obligations of those participants who do not meet certain credit criteria.

NSTAR Electric has an equity ownership of 14% in CY, 14% in YA, and 4% in MY, (collectively, the Yankee Companies). CY, YA and MY plant sites have been decommissioned in accordance with NRC procedures. Amended licenses continue to apply to the ISFSI’s where spent nuclear fuel is stored at these sites. CY, YA and MY remain responsible for the security and protection of the ISFSI and are required to maintain radiation monitoring programs at the sites. NU also owns direct interests in the three Yankee companies. Should the NSTAR-NU merger close, the combined NSTAR and NU ownership would exceed 50% for CY and YA.

The accounting for decommissioning and/or security or protection costs of these three decommissioned nuclear power plants involves estimates from Yankee Companies’ management and reflect total remaining costs of approximately $39 million to be incurred for CY, YA and MY. Changes in these estimates will not affect NSTAR’s results of operations or cash flows because these costs will be collected from customers through NSTAR Electric’s transition charge filings with the DPU.

Yankee Companies Spent Fuel Litigation

NSTAR Electric is part owner of three decommissioned New England nuclear power plants, Connecticut Yankee (CY), Yankee Atomic (YA) and Maine Yankee (MY) (the Yankee Companies). The Yankee Companies have been party to ongoing litigation at the Federal level with respect to the alleged failure of the Department of Energy (DOE) to provide for a permanent facility to store spent nuclear fuel generated in years through 2001 for CY and YA, and through 2002 for MY (DOE Phase I Damages). NSTAR Electric’s portion of the Phase I judgments amounts to $4.8 million, $4.6 million, and $3 million, respectively. The case has been going through the appeal process in the Federal courts, oral arguments were held in November 2011 and a final decision on this appeal could be received by May 2012.

In 2009, the Yankee Companies also filed for additional damages related to the alleged failure of the DOE to provide for a permanent facility to store spent nuclear fuel generated in years after 2001 for CY and YA and after 2002 for MY (DOE Phase II Damages). Claim amounts applicable to Phase II for NSTAR Electric are $19 million, $12 million, and $1.7 million, respectively.

NSTAR cannot predict the ultimate outcome of these pending decisions. However, should the Yankee Companies ultimately prevail, NSTAR Electric’s share of the proceeds received would be refunded to its customers.

Financial and Performance Guarantees

On a limited basis, NSTAR and certain of its subsidiaries may enter into agreements providing financial assurance to third parties.

At December 31, 2011, outstanding guarantees totaled $29.2 million as follows:

(in thousands)
Surety Bonds	$25,694
Hydro-Quebec Transmission Company Guarantees	3,459

Total Guarantees	$29,153

Surety Bonds

As of December 31, 2011, certain of NSTAR’s subsidiaries have purchased a total of $2.2 million of performance surety bonds for the purpose of obtaining licenses, permits and rights-of-way in various municipalities. In addition, NSTAR and certain of its subsidiaries have purchased approximately $23.5 million in workers’ compensation self-insurer bonds. These bonds support the guarantee by NSTAR and certain of its subsidiaries to the Commonwealth of Massachusetts, required as part of the Company’s workers’ compensation self-insurance program. NSTAR and certain of its subsidiaries have indemnity agreements to provide additional financial security to its bond company in the form of a contingent letter of credit to be triggered in the event of a downgrade in the future of NSTAR’s Senior Note rating to below BBB by S&P and/or to below Baa2 by Moody’s. These indemnity agreements cover both the performance surety bonds and workers’ compensation bonds.

Hydro-Quebec Transmission Company Guarantees

NSTAR Electric has issued approximately $3.5 million of residual value guarantees related to its equity interest in the Hydro-Quebec Transmission Companies, NEH and NHH.

Management believes the likelihood that NSTAR would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

Environmental Matters

NSTAR subsidiaries face possible liabilities as a result of involvement in several multi-party disposal sites, state-regulated sites or third party claims associated with contamination remediation. NSTAR generally expects to have only a small percentage of the total potential liability for the majority of these sites. As of December 31, 2011 and 2010, NSTAR had liabilities of $1.3 million and $0.9 million, respectively, for these environmental sites. This estimated recorded liability is based on an evaluation of all currently available facts with respect to these sites.

NSTAR Gas is participating in the assessment or remediation of certain former MGP sites and alleged MGP waste disposal sites to determine if and to what extent such sites have been contaminated and whether NSTAR Gas may be responsible to undertake remedial action. The DPU permits recovery of costs associated with MGP sites over a 7-year period, without carrying costs. As of December 31, 2011 and 2010, NSTAR had a liability of approximately $10 million and $15.9 million, respectively, as an estimate for site cleanup costs for several MGP sites for which NSTAR Gas was identified as a potentially responsible party. A corresponding regulatory asset was recorded that reflects the future rate recovery for these costs.

Estimates related to environmental remediation costs are reviewed and adjusted as further investigation and assignment of responsibility occurs and as either additional sites are identified or NSTAR’s responsibilities for such sites evolve or are resolved. NSTAR’s ultimate liability for future environmental remediation costs may vary from these estimates. Based on NSTAR’s current assessment of its environmental responsibilities, existing legal requirements, and regulatory policies, NSTAR does not believe that these environmental remediation costs will have a material adverse effect on NSTAR’s consolidated results of operations, financial position, or cash flows.

Regulatory and Legal Proceedings

Rate Settlement Agreement

NSTAR Electric is operating under a DPU-approved Rate Settlement Agreement (Rate Settlement Agreement) that expires December 31, 2012. From 2007 through 2012, the Rate Settlement Agreement establishes for NSTAR Electric, among other things, annual inflation-adjusted distribution rates including a productivity offset, that are generally offset by an equal and corresponding adjustment in transition rates. The rates as of January 1 were as follows:

	January 1,
	2012	2011	2010	2009
Annual inflation-adjusted distribution rate - SIP increase (decrease)	0.96%	(0.19)%	1.32%	1.74%

The adjustment increase will be 0.96% of distribution revenues, effective January 1, 2012. Due to low inflation factors and a productivity offset, there was a slight distribution rate reduction effective January 1, 2011. Uncollected transition charges as a result of the reductions in transition rates are deferred and collected through future rates with a carrying charge. The Rate Settlement Agreement implemented a 50% / 50% earnings sharing mechanism based on NSTAR Electric’s distribution return on equity (excluding incentives) should it exceed 12.5% or fall below 8.5%. Should the return on equity fall below 7.5%, NSTAR Electric may file a request for a general rate increase. NSTAR Electric did not exceed the 12.5%, or fall below the 8.5% distribution return on equity during 2011, 2010 or 2009.

Pursuant to a 2008 DPU order, Massachusetts electric utilities must adopt rate structures that decouple the volume of energy sales from the utility’s revenues in their next rate case. The exact timing of the next rate case has not yet been determined.

DPU Safety and Reliability Programs (CPSL)

As part of the Rate Settlement Agreement, NSTAR Electric recovers incremental costs related to the double pole inspection, replacement/restoration and transfer program and the underground electric safety program, which includes stray-voltage remediation and manhole inspections, repairs, and upgrades. Recovery of these Capital Program Scheduling List (CPSL) billed costs is subject to DPU review and approval. From 2006 through 2011, NSTAR Electric has incurred a cumulative incremental revenue requirement of approximately $83 million, including $17 million incurred in 2011. These amounts include incremental operations and maintenance and revenue requirements on capital investments.

On May 28, 2010, the DPU issued an order on NSTAR Electric’s 2006 CPSL costs recovery filing. The expected recovery amount did not vary materially from the revenue previously recognized. On October 8, 2010, NSTAR Electric submitted a Compliance Filing with the DPU reconciling the recoverable CPSL Program revenue requirement for each year 2006 through 2009 with the revenues already collected to determine the proposed adjustment effective on January 1, 2011. The DPU allowed the proposed rates to go into effect on that date, subject to reconciliation of program costs. NSTAR cannot predict the timing of subsequent DPU orders related to this filing.

Should an adverse DPU decision be issued, it could have a material adverse impact on NSTAR’s result of operations, financial position, and cash flows.

Wholesale Power Cost Savings Initiatives

The Rate Settlement Agreement includes incentives to encourage NSTAR Electric to continue its efforts to advocate on behalf of customers at the FERC to mitigate wholesale electricity cost inefficiencies that would be borne by regional customers. As a result of its role in two RMR cases, NSTAR Electric had sought to collect $9.8 million annually for three years and began collecting some of these incentive revenues from its customers effective January 1, 2007, subject to final DPU approval. Through December 31, 2009, approximately $18.9 million had been collected from customers for the Wholesale Power Cost Savings Initiatives.

On November 30, 2009, the DPU denied NSTAR Electric’s petition. NSTAR Electric refunded the $18.9 million to customers in 2010. The DPU order had no impact on earnings as the Company did not reflect the amounts collected in revenues.

Basic Service Bad Debt Adder

On July 1, 2005, in response to a generic DPU order that required electric utilities in Massachusetts to recover the energy-related portion of bad debt costs in their Basic Service rates, NSTAR Electric increased its Basic Service rates and reduced its distribution rates for those bad debt costs. In furtherance of this generic DPU order, NSTAR Electric included a bad debt cost recovery mechanism as a component of its Rate Settlement Agreement. This recovery mechanism (bad debt adder) allows NSTAR Electric to recover its Basic Service bad debt costs on a fully reconciling basis. These rates were implemented, effective January 1, 2006, as part of NSTAR Electric’s Rate Settlement Agreement.

On February 7, 2007, NSTAR Electric filed its 2006 Basic Service reconciliation with the DPU proposing an adjustment related to the increase of its Basic Service bad debt charge-offs. This proposed rate adjustment was anticipated to be implemented effective July 1, 2007. On June 28, 2007, the DPU issued an order approving the implementation of a revised Basic Service rate. However, the DPU instructed NSTAR Electric to reduce distribution rates by the increase in its Basic Service bad debt charge-offs. Such action would result in a further reduction to distribution rates from the adjustment NSTAR Electric made when it implemented the Settlement Agreement. This adjustment to NSTAR Electric’s distribution rates would eliminate the fully reconciling nature of the Basic Service bad debt adder.

NSTAR Electric has not implemented the directives of the June 28, 2007 DPU order. Implementation of this order would require NSTAR Electric to write-off a previously recorded regulatory asset related to its Basic Service bad debt costs. NSTAR Electric filed a Motion for Reconsideration of the DPU’s order on July 18, 2007. On May 28, 2010, the DPU issued an order and reaffirmed that NSTAR Electric should reduce its distribution rates by the increase in its Basic Service bad debt charge-offs. On June 18, 2010, NSTAR Electric filed an appeal of the DPU’s order with the Massachusetts Supreme Judicial Court (SJC). In October 2010, the SJC allowed a stay of the DPU’s order pending appeal. Briefs were filed during the summer of 2011 and oral arguments were held on December 8, 2011. A decision by the SJC is expected in the first half of 2012. As of December 31, 2011, the potential pre-tax impact to earnings of eliminating the fully reconciling nature of the bad debt adder would be approximately $22 million. NSTAR cannot predict the exact timing of this appeals process or the ultimate outcome. NSTAR Electric continues to believe that its position is appropriate and that it is probable upon appeal that it will ultimately prevail.

FERC Proceeding Regarding Base ROE of New England Transmission Operators

On September 30, 2011, the Attorney General of Massachusetts and other ratepayer advocates representing the six New England states, filed a complaint with the FERC seeking to reduce the 11.14% base return on equity (Base ROE) used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff (OATT). A change in the Base ROE would adversely impact the investor-owned utilities (New England Transmission Owners, or NETOs), including NSTAR Electric, that own transmission facilities within the footprint of ISO-NE, which serves as the regional transmission organization for New England.

On October 20, 2011, NSTAR Electric along with the other NETOs, filed their response with the FERC. In that response, the NETOs vigorously defended the appropriateness of the current FERC-approved Base ROE. The

NETOs requested that the FERC summarily dismiss the complaint. Should any unfavorable ruling by FERC result in a reduction of the Base ROE, the exposure would be limited to OATT rates assessed following the complaint date of September 30, 2011. NSTAR cannot predict the timing or outcome of this proceeding.

As of December 31, 2011, NSTAR Electric has estimated that each 10 basis point change in the authorized base ROE would change annual earnings by approximately $0.5 million.

Legal Matters

In the normal course of its business, NSTAR and its subsidiaries are involved in certain legal matters, including civil litigation, for which it has appropriately recognized legal liabilities. Management has reviewed the range of reasonably possible court-ordered damages, settlement amounts, and related litigation costs (legal liabilities) that could be in excess of amounts accrued and amounts covered by insurance, and determined that the range of reasonably possible legal liabilities would not be material. Based on the information currently available, NSTAR does not believe that it is probable that any such legal liabilities will have a material impact on its consolidated financial position. However, it is reasonably possible that additional legal liabilities that may result from changes in circumstances could have a material impact on its results of operations, financial condition and cash flows.